Exhibit 99.3 – Management ’s Discussion and Analysis of Financial Condition and Results of Operations (adjusted to reflect the retrospective application of FSP APB 14-1)
The Management’s Discussion and Analysis of Financial Condition and Results of Operations (“the Management’s Discussion and Analysis”) set forth in this Exhibit 99.3 have been revised from the Management’s Discussion and Analysis included in Part II, Item 7. of the NII Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) to reflect our retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The Management’s Discussion and Analysis set forth below have not been revised to reflect events or developments subsequent to February 26, 2009, the date that we filed the 2008 Form 10-K, and do not modify or update the disclosures in the 2008 Form 10-K that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Introduction
          The following is a discussion and analysis of:
•	our consolidated financial condition for the years ended December 31, 2008 and 2007 and our consolidated results of operations for the years ended December 31, 2008, 2007 and 2006; and

•	significant factors which we believe could affect our prospective financial condition and results of operations.
     You should read this discussion in conjunction with our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, including but not limited to, the discussion regarding our critical accounting judgments, as described below. Historical results may not indicate future performance. See “Item 1A. — Risk Factors” for risks and uncertainties that may impact our future performance.
     We refer to our operating companies by the countries in which they operate, such as Nextel Mexico, Nextel Brazil, Nextel Argentina, Nextel Peru and Nextel Chile.
A. Executive Overview
Business Overview
     We provide wireless communication services, primarily targeted at meeting the needs of customers who use our services in their businesses and individuals that have medium to high usage patterns, both of whom value our multi-function handsets, including our Nextel Direct Connect® feature, and our high level of customer service. We provide these services through operating companies located in selected Latin American markets, under the NextelTM brand, with our principal operations located in major business centers and related transportation corridors of Mexico, Brazil, Argentina, Peru and Chile. We provide our services in major urban and suburban centers with high population densities, which we refer to as major business centers, where we believe there is a concentration of the country’s business users and economic activity. We believe that vehicle traffic congestion, low wireline service penetration and the expanded coverage of wireless networks in these major business centers encourage the use of the mobile wireless communications services that we offer.
     We use a wireless transmission technology called integrated digital enhanced network, or iDEN, developed by Motorola, Inc. to provide our digital mobile services on 800 MHz spectrum holdings in all of our markets. This technology, which is the only digital technology currently available that can be used on non-contiguous spectrum like ours, allows us to use our spectrum efficiently and offer multiple wireless services integrated into a variety of handset devices. The services we offer include:
•	mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers anywhere on our network to talk to each other instantly, on a “push-to-talk” basis, private one-to-one call or group call;

•	International Direct Connect® service, together with Sprint Nextel Corporation and TELUS Corporation, which allows subscribers to communicate instantly across national borders with our subscribers in Mexico, Brazil, Argentina, Peru and Chile, with Sprint Nextel Corporation subscribers using compatible handsets in the United States and with TELUS subscribers using compatible handsets in Canada;

•	text messaging services, mobile internet services, e-mail services including BlackberryTM services, location-based services, which include the use of Global Positioning System (GPS) technologies, digital media services and advanced JavaTM enabled business applications; and

•	international roaming services.
     Our goal is to generate increased revenues in our Latin American markets by providing differentiated wireless communications services that are valued by our customers, while improving our profitability and cash flow over the long term. We plan to continue to expand the coverage and capacity of our networks in our existing markets and increase our existing subscriber base while managing our costs in a manner designed to support that growth and improving our operating results. We will seek to add subscribers at rates and other terms that are competitive with other offerings in the market, but that are consistent with our strategy of finding the optimal balance of growth and profitability regardless of the competitive landscape. See “Item 1A. — Risk Factors” for information on risks and uncertainties that could affect our ability to reach these goals and the other objectives described below.
     We may also explore financially attractive opportunities to expand our network coverage in areas that we do not currently serve. Based on market data that continues to show lower wireless penetration in our markets relative to other regions of the world and our current market share in those markets, we believe that we can continue to generate growth in our subscriber base and revenues while improving our profitability and cash flow over the long term.
     We believe that the wireless communications industry in the markets in which we operate has been and will continue to be highly competitive on the basis of price, the types of services offered, the diversity of handsets offered and quality of service. In each of our markets, we compete with at least two large, well-capitalized competitors with substantial financial and other resources. Some of these competitors have the ability to offer bundled telecommunications services that include local, long distance and data services, and can offer a larger variety of handsets with a wide range of prices, brands and features. Although competitive pricing of services and the variety and pricing of handsets are often important factors in a customer’s decision making process, we believe that the users who primarily make up our targeted customer base are also likely to base their purchase decisions on quality of service and customer support, as well as on the availability of differentiated features and services, like our Direct Connect services, that make it easier for them to communicate quickly, efficiently and economically.
     We have implemented a strategy that we believe will position us to achieve our long-term goal of generating profitable growth. The key components of that strategy are as follows:
     Focusing on Major Business Centers in Key Latin American Markets. We operate primarily in large urban markets, including five of the six largest cities in Latin America, which have a concentration of medium to high usage business customers and consumers. We target these markets because we believe they have favorable long-term growth prospects for our wireless communications services while offering the cost benefits associated with providing services in more concentrated population centers. In addition, the cities in which we operate account for a high proportion of total economic activity in each of their respective countries and provide us with a large potential market. We believe that there are significant opportunities for growth in these markets due to the high demand for wireless communications services and the large number of potential customers within our targeted customer groups.
     Targeting High Value Customers. Our main focus is on customers who purchase services under contract and primarily use our services in their businesses and individuals that have medium to high usage patterns, both of whom value our multi-function handsets, including our Nextel Direct Connect feature and our high level of customer service. In our current customer base, our typical customer has between 3 and 30 handsets, and some of our largest customers have over 500 handsets; however, new customers that we have recently acquired generally have a lower number of handsets per customer.
     Providing Differentiated Services. We differentiate ourselves from our competitors by offering unique services like our “push-to-talk” service, which we refer to as Direct Connect. This service, which is available throughout our service areas, provides significant value to our customers by eliminating the long distance and domestic roaming fees charged by other wireless service providers, while also providing added functionality due to the near-instantaneous nature of the communication and the ability to communicate on a one-to-many basis. Our competitors have introduced competitive push-to-talk over cellular products, but we believe that the quality of our Direct Connect service is superior at this time. We add further value by customizing data applications that enhance the productivity of our business customers, such as vehicle and delivery tracking, order entry processing and workforce monitoring applications.
     Delivering Superior Customer Service. In addition to our unique service offerings, we seek to further differentiate ourselves by generally providing a higher level of customer service than our competitors. We work proactively with our customers to match them with service plans offering greater value based on their usage patterns. After analyzing customer usage and expense data, we strive to minimize a customer’s per minute costs while increasing overall usage of our array of services, thereby providing higher value to our customers while increasing our monthly revenues. This goal is also furthered by our efforts during and after the sales process to educate customers about our services, multi-function handsets and rate plans. In addition, we have implemented proactive customer retention programs to increase customer satisfaction and retention.
     Selectively Expanding our Service Areas. We believe that we have significant opportunities to grow through selective expansion of our service into additional areas in some of the countries in which we currently operate, particularly in Brazil where our coverage is not as extensive as in other markets. Such expansion may involve building out certain areas in which we already have spectrum, obtaining additional 800 MHZ spectrum in new areas which would enable us to expand our network service areas, and further developing our business in key urban areas. In addition, we may consider selectively expanding into other Latin American countries where we do not currently operate. We are currently expanding significantly our service areas in Brazil in connection with our growth objectives and recently announced our plans to make additional investments in Brazil in order to add more capacity to Nextel Brazil’s network, support its growth and expand its geographic coverage, including expansion into the northeast region of the country. See “Capital Expenditures” for a discussion of the factors that drive our capital spending.
     Preserving the iDEN Opportunity. The iDEN networks that we operate allow us to offer differentiated services like Direct Connect while offering high quality voice telephony and innovative data services. The iDEN technology is unique in that it is the only widespread, commercially available technology that operates on non-contiguous spectrum, which is important to us because much of the spectrum that our operating companies hold in each of the markets we serve is non-contiguous. Because Motorola is the sole supplier of iDEN technology, we are dependent on Motorola’s support of the evolution of the iDEN technology and of the development of new features, functionality and handset models. Sprint Nextel Corporation is the largest customer of Motorola with respect to iDEN technology and, in the past, has provided significant support with respect to new product development for that technology. In recent years, Sprint Nextel Corporation has reduced its commitment to the development of new iDEN handsets and features, and there has been a decline in the number of handsets purchased by them; however, Sprint Nextel Corporation has recently announced the launch of several new iDEN handsets, and there has been an increase in the level of Sprint Nextel Corporation’s advertising and promotion of iDEN services. In light of the reduction in Sprint Nextel Corporation’s development efforts, we have increased our effort and support of iDEN handset product development and now lead the majority of that development activity in support of our customers’ needs. In addition, we have entered into arrangements with Motorola that are designed to provide us with a continued source of iDEN network equipment and handsets in an environment in which Sprint Nextel’s purchases and support of future development of that equipment may decline. Specifically, in September 2006, we entered into agreements to extend our relationship with Motorola for the supply of iDEN handsets and iDEN network infrastructure through December 31, 2011. Under these agreements, Motorola agreed to maintain an adequate supply of the iDEN handsets and equipment used in our business for the term of the agreement and to continue to invest in the development of new iDEN devices and infrastructure features. In addition, we agreed to annually escalating handset volume purchase commitments and certain pricing parameters for handsets and infrastructure linked to the volume of our purchases. If we do not meet the specified handset volume commitments, we would be required to pay an additional amount based on any shortfall of actual purchased handsets compared to the related annual volume commitment. During the first quarter of 2008, Motorola announced plans to separate its mobile devices division into a separate public entity through a spin-off of that division; however, in October 2008, Motorola announced its intention to delay this spin-off. While we cannot determine the impact of Motorola’s planned separation of the mobile devices business on its iDEN business, Motorola’s obligations under our existing agreements, including the obligation to supply us with iDEN handsets and network equipment, remain in effect.
     Planning for the Future. Another key component in our overall strategy is to expand and improve the innovative and differentiated services we offer and evaluate the technologies necessary to provide those services. One such initiative is to develop and offer a broader range of data services on our networks and to evaluate the feasibility of offering next generation voice and broadband data services in the future. This focus on offering innovative and differentiated services requires that we continue to invest in, evaluate and, if appropriate, deploy new services and enhancements to our existing services as well as, in some cases, consider and pursue acquisitions of assets that include spectrum licenses to deploy these services, including in auctions of newly available spectrum and through transactions involving acquisitions of existing spectrum rights. We currently plan to participate in auctions and other transactions of this nature, particularly in Brazil and Mexico, to the extent that obtaining new spectrum can be achieved at a reasonable cost, with available financing and is consistent with our overall technology strategy.
     As part of our ongoing assessment of our ability to meet our customers’ current and future needs, we continually review alternate technologies to assess their technical performance, cost and functional capabilities. These reviews may involve the deployment of the technologies under consideration on a trial basis in order to evaluate their capabilities and market demand for the supported services. We will deploy a new technology beyond the minimum levels required by the terms of our spectrum licenses only if it is warranted by expected customer demand and when the anticipated benefits of services supported by the new technology outweigh the costs of providing those services. Our decision whether and how to deploy alternative technologies, as well as our choice of alternative technologies, would likely be affected by a number of factors, including:
•	types of features and services supported by the technology and our assessment of the demand for those features and services;

•	the availability and pricing of related equipment, the spectrum bands available for purchase in our markets and whether other wireless carriers are operating or plan to operate a particular technology in those spectrum bands;

•	our need to continue to support iDEN-based services for our existing customer base either on an ongoing or transitional basis; and

•	the availability and terms of any financing that we would be required to raise in order to acquire the spectrum and fund the deployment of an alternative technology. See “Future Capital Needs and Resources” for more information.
     Consistent with this strategy of pursuing new spectrum and technology opportunities, in July 2007, we participated in a spectrum auction and were awarded a nationwide license of 35 MHz of 1.9 GHz spectrum in Peru for a term of 20 years. The license under which the spectrum rights were granted requires us to deploy new network technology within specified timeframes throughout Peru, including in areas that we do not currently serve. We plan to develop and deploy a third generation network in Peru using this spectrum. The regulatory authorities in Peru recently approved our plans for the deployment of this new network. We believe that these plans will enable us to significantly increase the size of our opportunity in Peru by allowing us to offer new and differentiated services to a larger base of potential customers.
     During 2008, the global economic environment was characterized by a significant decline in economic growth rates, a marked increase in the volatility of foreign currency exchange rates, disruptions in the capital markets and a reduction in the availability of financing. These conditions are expected to continue into 2009 with most economists predicting a significant slowing, and possibly a contraction, of economic growth both globally and in the markets in which we operate. We have also seen an increase in the inflation rates in some markets in which we operate, particularly in Argentina. While we believe that we will be able to continue to expand our business in this environment, these economic trends could affect our business in a number of ways by:
•	reducing the demand for our services resulting from reduced discretionary spending;

•	increasing the level of competition among the other wireless service providers as we compete for a smaller number of potential customers, which could require us to offer more competitive service plans that could result in lower average revenue per subscriber; and

•	increasing the level of voluntary customer turnover due to increased competition and simultaneously increasing the levels of involuntary customer turnover and bad debt expense as customers find it more difficult to pay for services.
     Historically, our operations have been subject to significant volatility of the foreign currencies of the countries in which we do business. Increased volatility of foreign currency exchange rates has had and continues to have a significant effect on us because nearly all of our revenues are earned in non-U.S. currencies, and a significant portion of our outstanding debt is denominated in U.S. dollars. For example, in 2008, we had foreign currency transaction losses of $120.6 million that were primarily the result of the significant depreciation in the value of the Brazilian real and the Mexican peso relative to the U.S. dollar during the second half of 2008. From September 30, 2008 to December 31, 2008, the exchange rate for the Brazilian real increased from 1.91 reais per U.S. dollar to 2.34, and the exchange rate for the Mexican peso increased from 10.79 pesos per U.S. dollar to 13.54. The depreciation in the values of the local currencies in the markets where we operate makes it more costly for us to service our debt obligations and affects our operating results because we pay for some of our operating expenses and capital expenditures in U.S. dollars. In addition, because we report our results of operations in U.S. dollars, changes in relative foreign currency valuations may result in reductions in our reported revenues, operating income and earnings, as well as a reduction in the carrying value of our assets, including the value of cash investments in local currencies. Accordingly, if the values of local currencies in the countries in which our operating companies conduct business depreciate further relative to the U.S. dollar, we would expect our operating results in future periods, and the value of our assets held in local currencies, to be adversely affected.
     Deteriorating conditions in the economy and the capital markets have also resulted in significant increases in the cost of capital and have made it increasingly difficult for companies with operations in emerging markets to obtain debt or equity financing on acceptable terms. While a number of governments have taken actions in an effort to address liquidity issues in the financial markets and have undertaken various other initiatives designed to help relieve the credit crisis, the overall effects of these and other efforts on the financial markets are uncertain, and they may not have the intended effects. While we believe that our current cash balances and the funds we expect to generate in our business are sufficient to support our existing iDEN business, we depend upon access to the credit and capital markets to help fund the growth of our business, for the acquisition of additional spectrum and for capital expenditures in connection with the expansion and improvement of our wireless networks and the deployment of new network technologies. If the present financial market conditions continue, we expect that our borrowing costs will increase to the extent that we incur new debt at comparatively higher interest rates to finance our growth and as a result of increases in the interest rates on our variable rate debt obligations, and it may be difficult for us to obtain funding on terms that are acceptable. These market conditions may limit our access to funding that may be needed to pursue our expansion plans and to acquire rights to use spectrum and deploy networks that use new technologies in our markets.
     We have taken a number of actions to address the potential impact of these changes in the economic environment and capital markets, including:
•	implementing strategies designed to conserve our liquidity by increasing the cash generated by our operations and targeting our capital expenditures in areas with greater growth opportunities;

•	managing our subscriber and revenue growth consistent with our long term strategy of expanding our business while improving our profitability and cash flow generation;

•	improving our efficiency by managing our growth in headcount and other expenses at levels consistent with our expectations regarding subscriber and revenue growth; and

•	developing and implementing network expansion plans that are consistent with our long term strategy of meeting our customers’ demand for innovative high quality services, but are consistent with a goal of preserving our liquidity in light of the uncertain conditions in the capital markets.
     We expect to continue to pursue these and other strategies as necessary to adapt our business plans in order to meet our long term business goals in a manner that takes into account the uncertainty of the current economic environment.
Handsets in Commercial Service
     The table below provides an overview of our total handsets in commercial service in the countries indicated as of December 31, 2008 and 2007. For purposes of the table, handsets in commercial service represent all handsets with active customer accounts on our mobile networks in each of the listed countries.

	Mexico	Brazil	Argentina	Peru	Chile	Total
	(handsets in thousands)
Handsets in commercial service — December 31, 2007	2,140	1,290	812	477	10	4,729
Net subscriber additions	586	522	155	192	16	1,471

Handsets in commercial service — December 31, 2008	2,726	1,812	967	669	26	6,200

Foreign Currency Exposure
     Nearly all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and a substantial portion of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings and assets. We translate the results of operations for our non-U.S. subsidiaries and affiliates from the designated functional currency to the U.S. dollar using average exchange rates during the relevant period. In addition, changes in exchange rates associated with U.S. dollar-denominated assets and liabilities result in foreign currency transaction gains or losses.
     During the second half of 2008, there was a significant depreciation in the value of the local currencies in all of our markets relative to the U.S. dollar. If this trend continues, it could make it more costly for us to service our debt obligations, substantially all of which are denominated in U.S. dollars, and could affect our operating results because we pay for some of our operating expenses and capital expenditures in U.S.

dollars. In addition, because we report our results of operations in U.S. dollars, changes in relative foreign currency valuations may result in reductions in our reported revenues, operating income and earnings, as well as a reduction in the carrying value of our assets, including the value of cash investments in local currencies. Accordingly, if the values of local currencies in the countries in which our operating companies conduct business depreciate further relative to the U.S. dollar, we would expect our operating results in future periods, and the value of our assets held in local currencies, to be adversely affected. Additional information regarding the impact of currency rates is included in the discussion of our segments under “Results of Operations.”
Brazilian Contingencies
     Nextel Brazil has received various assessment notices from state and federal Brazilian authorities asserting deficiencies in payments related primarily to value-added taxes, excise taxes on imported equipment and other non-income based taxes. Nextel Brazil has filed various administrative and legal petitions disputing these assessments. In some cases, Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases, Nextel Brazil’s petitions have been denied, and Nextel Brazil is currently appealing those decisions. Nextel Brazil is also disputing various other claims. As a result of the expiration of the statute of limitations for certain contingencies, during the years ended December 31, 2007 and 2006, Nextel Brazil reversed $10.6 million and $9.2 million, respectively, in accrued liabilities, of which we recorded $4.5 million and $4.4 million, respectively, as a reduction to operating expenses and the remainder to other income, which represented monetary corrections. Monetary corrections are specific indexation factors under Brazilian law that are used to restore the real economic value of tax and other contingent obligations in local Brazilian currency after taking into consideration the effects of inflation.
     As of December 31, 2008 and 2007, Nextel Brazil had accrued liabilities of $18.3 million and $20.2 million, respectively, related to contingencies, all of which were classified in accrued contingencies reported as a component of other long-term liabilities. Of the total accrued liabilities as of December 31, 2008 and 2007, Nextel Brazil had $9.2 million and $10.8 million in unasserted claims. We currently estimate the range of reasonably possible losses related to matters for which Nextel Brazil has not accrued liabilities, as they are not deemed probable, to be between $196.4 million and $200.4 million as of December 31, 2008. We are continuing to evaluate the likelihood of probable and reasonably possible losses, if any, related to all known contingencies. As a result, future increases or decreases to our accrued liabilities may be necessary and will be recorded in the period when such amounts are determined to be probable and estimable.
Argentine Contingencies
     As of December 31, 2008 and 2007, Nextel Argentina had accrued liabilities of $35.0 million and $32.2 million, respectively, related primarily to local turnover taxes, universal service tax and local government claims, all of which were classified in accrued contingencies and accrued non-income taxes reported as components of accrued expenses and other.
     Turnover Tax. The government of the city of Buenos Aires imposes a turnover tax rate of 6% of revenues for cellular companies while maintaining a 3% rate for other telecommunications services. From a regulatory standpoint, we are not considered a cellular company, although, the city of Buenos Aires made claims to the effect that the higher turnover tax rate should apply to our services. As a result, until April 2006, Nextel Argentina paid the turnover tax at a rate of 3% and recorded a liability and related expense for the differential between the higher rate applicable to cellular carriers and the 3% rate, plus interest. In April 2006, following some adverse decisions by the city of Buenos Aires, Nextel Argentina decided to pay under protest $18.8 million, which represented the total amount of principal and interest, related to the city’s turnover tax claims and subsequently paid an additional $4.2 million, plus interest, under protest, for the period April 2006 through December 2006 related to this tax. Nextel Argentina filed a lawsuit against the city of Buenos Aires to pursue the reimbursement of the $18.8 million paid under protest in April 2006.

     In December 2006, the city of Buenos Aires issued new laws, which Nextel Argentina believes support its position that it should be taxed at the general 3% rate and not at the 6% cellular rate. Beginning in January 2007, Nextel Argentina determined that it would continue to accrue and pay only the 3% general turnover tax rate and would continue with its efforts to obtain reimbursement of amounts previously paid under protest in excess of that level.
     In 2007, Nextel Argentina received a $4.2 million tax refund, plus interest, as the result of a resolution issued by the tax authorities of the city of Buenos Aires with respect to the amounts paid from April 2006 through December 2006 relating to this tax. Nextel Argentina believes that the tax refund clarifies and confirms that only the 3% general turnover tax rate is applicable to our services. The resolution also indicated that the city of Buenos Aires will defer the decision of the pending lawsuit to pursue the reimbursement of the $18.8 million paid under protest in April 2006 until the court issues a ruling on the case. In addition, Nextel Argentina unconditionally and unilaterally committed to donate $3.4 million to charitable organizations. Other provincial governments have sought to impose similar increases in the turnover tax rate applicable to Nextel Argentina. Nextel Argentina continues to pay the turnover tax at the existing rate and accrues a liability for the incremental difference in the rate. As of December 31, 2008 and 2007, Nextel Argentina had accrued $9.9 million and $6.8 million, respectively, for local turnover taxes in this province, which are included as components of accrued expenses and other.
Critical Accounting Policies and Estimates
     The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. We consider the accounting policies and estimates addressed below the most important to our financial position and results of operations, either because of the significance of the financial statement item or because they require the exercise of significant judgment and/or use of significant estimates. Although we believe that the estimates, we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. For additional information, see Note 1 to our consolidated financial statements included at the end of this annual report on Form 10-K.
     Revenue Recognition. While our revenue recognition policy does not require the exercise of significant judgment or the use of significant estimates, we believe that our policy is significant as revenue is a key component of our results of operations.
     Operating revenues primarily consist of service revenues and revenues generated from the sale and rental of handsets and accessories. We present our operating revenues net of value-added taxes, but we include certain revenue-based taxes that are our primary obligation. Service revenues primarily consist of fixed monthly access charges for mobile telephone service and two-way radio service. Other components of service revenue include revenues from calling party pays programs where applicable and variable charges for airtime and two-way radio usage in excess of plan minutes, long-distance charges and international roaming revenues derived from calls placed by our customers on other carriers’ networks.
     We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts and value-added taxes. We recognize excess usage, local, long distance and calling party pays revenue at contractual rates per minute as minutes are used. We record cash received in excess of revenues earned as deferred revenues.
     We bill excess usage to our customers in arrears. In order to recognize the revenues originating from excess usage subsequent to customer invoicing, we estimate the unbilled portion based on the usage that the handset had during the part of the month already billed, and we use this actual usage to estimate the unbilled usage for the rest of the month taking into consideration working days and seasonality. Our estimates are based on our experience in each market. We periodically evaluate our estimates by comparing them to actual excess usage revenue billed the following month. While our estimates have been consistent with our actual results, actual usage in future periods could differ from our estimates.

     Other revenues primarily include amounts generated from our handset maintenance programs, roaming revenues generated from other companies’ customers that roam on our networks and co-location rental revenues from third party tenants that rent space on our towers. We recognize revenue generated from our handset maintenance programs on a monthly basis at fixed amounts over the service period. We recognize roaming revenues at contractual rates per minute as minutes are used. We recognize co-location revenues from third party tenants on a monthly basis based on the terms set by the underlying agreements.
     We recognize revenue from handset and accessory sales when title and risk of loss passes upon delivery of the handset or accessory to the customer as this is considered a separate earnings process from the sale of wireless services.
     Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Our methodology for determining our allowance for doubtful accounts receivable requires significant estimates. Since we have over one million accounts, it is impracticable to review the collectibility of each individual account when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance on a market-by-market basis, including historical collection experience, current economic trends, forecasted write-offs, age of the accounts receivable portfolio and other factors. Actual write-offs in the future could be impacted by general economic and business conditions that are difficult to predict and therefore may differ from our estimates. See “Item 1A. — Risk Factors — 1. Adverse changes in the economic environment in our markets and a decline in foreign exchange rates for currencies in our markets may adversely affect our growth and our operating results.”
     Depreciation of Property, Plant and Equipment. The operation of wireless communications networks is a capital intensive business. We record at cost our network assets and other improvements that in our opinion, extend the useful lives of the underlying assets, and depreciate those assets over their estimated useful lives. We calculate depreciation using the straight-line method based on estimated useful lives ranging from 3 to 20 years for mobile network equipment and network software and 3 to 10 years for office equipment, furniture and fixtures, and other, which includes non-network internal use software. We depreciate our corporate aircraft under capital lease using the straight-line method based on the lease term of 8 years. We amortize leasehold improvements over the shorter of the lease terms or the useful lives of the improvements. Our networks are highly complex and, due to constant innovation and enhancements, certain components of those networks may lose their utility sooner than anticipated. We periodically reassess the economic life of these components and make adjustments to their useful lives after considering historical experience and capacity requirements, consulting with the vendor and assessing new product and market demands and other factors. When our assessment indicates that the economic life of a network component is shorter than originally anticipated, we depreciate its remaining book value over its revised useful life. Further, the deployment of any new technologies could adversely affect the estimated remaining useful lives of our network assets, which could significantly impact future results of operations.
     Amortization of Intangible Assets. Intangible assets primarily consist of our telecommunications licenses. We calculate amortization on our licenses using the straight-line method based on estimated useful lives of 12 to 20 years. While the terms of our licenses, including renewals, range from 30 to 40 years, the political and regulatory environments in the markets we serve are continuously changing and, as a result, the cost of renewing our licenses could be significant. Therefore, we do not view the renewal of our licenses to be perfunctory. In addition, the wireless telecommunications industry is experiencing significant technological change, and the commercial life of any particular technology is difficult to predict. Most of our licenses give us the right to use 800 MHz spectrum that is non-contiguous, and the iDEN technology is the only widespread, commercially available technology that operates on non-contiguous spectrum. As a result, our ability to deploy new technologies using 800MHz spectrum may be limited. In light of these uncertainties we classify our licenses as finite lived intangible assets. Our licenses are subject to renewal after the initial term, provided that we have complied with applicable rules and policies in each of our markets. We intend to comply, and believe we have complied, with these rules and policies in all material respects. However, because governmental authorities have discretion as to the renewal of licenses, our licenses may not be renewed or we may be required to pay significant renewal fees, either of which could have a significant impact on the estimated useful lives of our licenses, which could significantly impact future results of operations.

     Asset Retirement Obligations. We record an asset retirement obligation, or ARO, and an associated asset retirement cost, or ARC, when we have a legal obligation in connection with the retirement of tangible long-lived assets. Our obligations under SFAS No. 143 arise from certain of our leases and relate primarily to the cost of removing our network infrastructure and administrative assets from the leased space where these assets are located at the end of the lease. Estimating these obligations requires us to make certain assumptions that are highly judgmental in nature. The significant assumptions used in estimating our asset retirement obligations include the following: the probability that our assets with asset retirement obligations will be removed at the lessor’s directive; expected settlement dates that coincide with lease expiration dates plus estimates of lease extensions; removal costs that are indicative of what third party vendors would charge us to remove the assets; expected inflation rates; and credit-adjusted risk-free rates that approximate our incremental borrowing rates. We periodically review these assumptions to ensure that the estimates are reasonable. Any change in the assumptions used could significantly affect the amounts recorded with respect to our asset retirement obligations.
     Foreign Currency. We translate the results of operations for our non-U.S. subsidiaries from the designated functional currency to the U.S. dollar using average exchange rates for the relevant period. We translate assets and liabilities using the exchange rate in effect at the relevant reporting date. We report the resulting gains or losses from translating foreign currency financial statements as other comprehensive income or loss. Because average exchange rates are used to translate the operations of our non-U.S. subsidiaries, our operating companies’ trends may be impacted by the translation.
     We report the effect of changes in exchange rates on U.S. dollar-denominated assets and liabilities as foreign currency transaction gains or losses. We report the effect of changes in exchange rates on intercompany transactions of a long-term investment nature as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. The intercompany transactions that, in our view, are of a long-term investment nature include intercompany loans and advances from our U.S. subsidiaries to Nextel Brazil and Nextel Chile and an intercompany payable to Nextel Mexico. In contrast, we report the effect of exchange rates on U.S. dollar denominated intercompany loans and advances to our foreign subsidiaries that are due, or for which repayment is anticipated, in the foreseeable future, as foreign currency transaction gains or losses, net of income taxes in our consolidated statements of operations. As a result, our determination of whether intercompany loans and advances are of a long-term investment nature can have a significant impact on how we report foreign currency transaction gains and losses in our consolidated financial statements.
     Loss Contingencies. We account for and disclose loss contingencies such as pending litigation and actual or possible claims and assessments in accordance with SFAS No. 5, “Accounting for Contingencies.” We accrue for loss contingencies if it is probable that a loss will occur and if the loss can be reasonably estimated. We disclose, but do not accrue for, loss contingencies if it is reasonably possible that a loss will occur and if the loss can be reasonably estimated. We do not accrue for or disclose loss contingencies if there is only a remote possibility that the loss will occur. SFAS No. 5 requires us to make judgments regarding future events, including an assessment relating to the likelihood that a loss may occur and an estimate of the amount of such loss. In assessing loss contingencies, we often seek the assistance of our legal counsel and in some instances, of third party legal counsel. As a result of the significant judgment required in assessing and estimating loss contingencies, actual losses realized in future periods could differ significantly from our estimates.
     Stock-Based Compensation. On January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R, “Shared-Based Payment,” which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards, made to employees and directors, including stock options and restricted stock. We used the modified prospective transition method and therefore did not restate our prior period’s results. As a result, our consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 include share-based compensation expense for awards granted (i) prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123, “Accounting for Stock Based Compensation,”, and (ii) subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.
     We use the Black-Scholes-Merton option pricing model, which we refer to as the Black-Scholes Model, for purposes of determining the estimated fair value of share-based payment awards on the date of grant under SFAS 123R. The Black-Scholes Model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes-Model requires the input of highly subjective assumptions, including expected stock price volatility and exercise behavior, as well as other assumptions including the average risk free interest rate and expected dividend yield.
     The assumptions we use in the Black-Scholes Model represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Consequently, there is a risk that our estimates of the fair values of our stock option awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock option awards in the future. For example, certain stock option awards may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from a stock option award that is significantly in excess of the fair value originally estimated on the grant date and reported in our financial statements. Additionally, the use of alternative assumptions could produce significantly different estimates of the fair value of stock option awards and consequently, the related amounts recognized in the consolidated statements of operations. Currently, there is no other practical application to verify the reliability and accuracy of the estimates from option-pricing valuation models such as Black-Scholes. Although the fair value of stock option awards is determined in accordance with SFAS 123R and SEC Staff Accounting Bulletin Topic 14, or SAB 107, using the Black-Scholes Model, the fair value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Because stock options granted to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models, including the Black-Scholes model, do not necessarily provide a reliable single measure of the fair value of the stock options.
     Income Taxes. We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. We provide a valuation allowance against deferred tax assets if, based upon the weight of available evidence, we do not believe it is “more-likely-than-not” that some or all of the deferred tax assets will be realized. We report remeasurement gains and losses related to deferred tax assets and liabilities in our income tax provision.
     Historically, a substantial portion of our deferred tax asset valuation allowance related to deferred tax assets that, if realized, would not result in a benefit to our income tax provision. In accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” or SOP 90-7, we recognize decreases in the valuation allowance existing at the reorganization date first as a reduction in the carrying value of intangible assets existing at the reorganization date of October 31, 2002 and then as an increase to paid-in capital. As of December 31, 2004, we reduced to zero the carrying value of our intangible assets existing at the reorganization date. In accordance with the changes made to SOP 90-7 by SFAS No. 141(R), “Business Combinations,” or SFAS No. 141(R), effective beginning in 2009, we will record the future decreases, if any, of the valuation allowance existing on the reorganization date as a reduction to income tax expense. We will also record decreases, if any, of the post-reorganization valuation allowance as a reduction to our income tax expense. Using a “with-and-without” method, in accordance with SFAS 123R, we recognize decreases in the valuation allowance attributable to the excess tax benefits resulting from the exercise of employee stock options as an increase to paid-in capital. In each market and in the U.S., we recognize decreases in the valuation allowance first as a decrease in the remaining valuation allowance that existed as of the reorganization date, then as a decrease in any post-reorganization valuation allowance, and finally as a decrease of the valuation allowance associated with stock option deductions.

     Realization of deferred tax assets in any of our markets depends on continued future profitability in these markets. Our ability to generate the expected amounts of taxable income from future operations is dependent upon general economic conditions, technology trends, political uncertainties, competitive pressures and other factors beyond management’s control. If our operations continue to demonstrate profitability, we may further reverse additional deferred tax asset valuation allowance balances during 2009. We will continue to evaluate the deferred tax asset valuation allowance balances in all of our foreign and U.S. companies throughout 2009 to determine the appropriate level of valuation allowances.
     During the fourth quarter of 2007, we changed our historic position regarding the repatriation of foreign earnings back to the U.S. and we recorded a $69.6 million provision in deferred tax liability for U.S. federal, state and foreign taxes with respect to future remittances of certain undistributed earnings (other than income that has been previously taxed in the U.S. under the subpart F rules) of certain of our foreign subsidiaries. This deferred tax liability decreased by $14.5 million to $55.1 million as of December 31, 2008 due to the appreciation of the dollar during the fourth quarter of 2008. Except for the earnings associated with this $55.1 million provision, we currently have no intention to remit any additional undistributed earnings of our foreign subsidiaries, other than income that has been previously taxed in the U.S. under the subpart F rules. Should additional amounts of our foreign subsidiaries’ undistributed earnings be remitted to the U.S. as dividends, we may be subject to additional U.S. income taxes (net of allowable foreign tax credits) and foreign withholding taxes. It is not practicable to estimate the amount of any additional taxes which may be payable on the remaining undistributed earnings.
     We are subject to income taxes in both the United States and the non-U.S. jurisdictions in which we operate. Certain of our entities are under examination by the relevant taxing authorities for various tax years. We regularly assess the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes. We have only recorded financial statement benefits for tax positions which we believe reflect the “more-likely-than-not” criteria of Financial Accounting Standards Board, or FASB, Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,” or FIN 48. We have also established income tax reserves in accordance with FIN 48 where necessary. Once a financial statement benefit for a tax position is recorded or a tax reserve is established, we adjust it only when there is more information available or when an event occurs necessitating a change. While we believe that the amount of the recorded financial statement benefits and tax reserves reflect the FIN 48 more-likely-than-not criteria, it is possible that the ultimate outcome of current or future examinations may result in a reduction to the tax benefits previously recorded on our consolidated financial statements or may exceed the current income tax reserves in amounts that could be material.
B. Results of Operations
     Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of handsets and accessories. Service revenues primarily include fixed monthly access charges for mobile telephone service and two-way radio and other services, including revenues from calling party pays programs and variable charges for airtime and two-way radio usage in excess of plan minutes, long-distance charges and international roaming revenues derived from calls placed by our customers. Digital handset and accessory revenues represent revenues we earn on the sale of digital handsets and accessories to our customers.
     In addition, we also have other less significant sources of revenues. These revenues primarily include revenues generated from our handset maintenance programs, roaming revenues generated from other companies’ customers that roam on our networks and co-location rental revenues from third-party tenants that rent space on our towers.
     See “Revenue Recognition” above and Note 1 to our consolidated financial statements included at the end of this annual report on Form 10-K for a description of our revenue recognition methodology.
     Cost of revenues primarily includes the cost of providing wireless service and the cost of handset and accessory sales. Cost of providing service consists largely of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, including property taxes, expenses related to our handset maintenance programs, insurance costs, utility costs, maintenance costs, spectrum license fees and rent for the network switches and transmitter sites used to operate our mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers, primarily for circuits required to connect our transmitter sites to our network switches and to connect our switches. The variable component of interconnection costs, which fluctuates in relation to the volume and duration of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls from our handsets terminating on their networks. Cost of digital handset and accessory sales consists largely of the cost of the handset and accessories, order fulfillment and installation-related expenses, as well as write-downs of digital handset and related accessory inventory for shrinkage or obsolescence.
     Our service and other revenues and the variable component of our cost of service are primarily driven by the number of handsets in service and not necessarily by the number of customers, as one customer may purchase one or many handsets. Our digital handset and accessory revenues and cost of digital handset and accessory sales are primarily driven by the number of new handsets placed into service, as well as handset upgrades provided to existing customers during the year.
     Selling and marketing expenses includes all of the expenses related to acquiring customers. General and administrative expenses include expenses related to revenue-based taxes, billing, customer care, collections including bad debt, repairs and maintenance of management information systems, spectrum license fees, corporate overhead and share-based payment for stock options and restricted stock.
1. Year Ended December 31, 2008 vs. Year Ended December 31, 2007
a. Consolidated

		% of		% of
	Year Ended	Consolidated	Year Ended	Consolidated	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2008	Revenues	2007	Revenues	Dollars	Percent
	(dollars in thousands)
Operating revenues
Service and other revenues	$4,048,466	95%	$3,184,696	97%	$863,770	27%
Digital handset and accessory revenues	220,914	5%	111,599	3%	109,315	98%

	4,269,380	100%	3,296,295	100%	973,085	30%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(1,110,927)	(26)%	(850,934)	(26)%	(259,993)	31%
Cost of digital handset and accessory sales	(585,391)	(14)%	(443,760)	(13)%	(141,631)	32%

	(1,696,318)	(40)%	(1,294,694)	(39)%	(401,624)	31%
Selling and marketing expenses	(568,864)	(13)%	(445,516)	(14)%	(123,348)	28%
General and administrative expenses	(831,778)	(20)%	(632,377)	(19)%	(199,401)	32%
Depreciation and amortization	(405,120)	(9)%	(305,029)	(9)%	(100,091)	33%

Operating income	767,300	18%	618,679	19%	148,621	24%
Interest expense, net	(205,516)	(5)%	(160,642)	(5)%	(44,874)	28%
Interest income	68,411	2%	67,429	2%	982	1%
Foreign currency transaction (losses) gains, net	(120,572)	(3)%	19,008	1%	(139,580)	NM
Debt conversion expense	—	—	(25,753)	(1)%	25,753	(100)%
Loss on extinguishment of debt	—	—	(6,311)	—	6,311	(100)%
Other expense, net	(28,806)	(1)%	(1,914)	—	(26,892)	NM

Income before income tax provision	480,817	11%	510,496	16%	(29,679)	(6)%
Income tax provision	(138,862)	(3)%	(156,748)	(5)%	17,886	(11)%

Net income	$341,955	8%	$353,748	11%	$(11,793)	(3)%

NM-Not Meaningful

     The amounts included in the table above reflect the impact of our retrospective application of FSP APB 14-1. See Note 1 to our consolidated financial statements for more information related to our application of this pronouncement.
     During 2007 and 2008, we significantly expanded our subscriber base across all of our markets with the majority of this growth concentrated in Mexico and Brazil. As a result, both our consolidated revenues and consolidated operating expenses increased substantially from 2007 to 2008. Both our consolidated operating margin and our other consolidated operating expenses as a percentage of consolidated operating revenues remained relatively stable from 2007 to 2008. During 2008, we experienced a higher consolidated customer turnover rate, which resulted primarily from the more competitive sales environment in Mexico. While we have implemented initiatives designed to stabilize our customer turnover rate, the global economic environment and competitive conditions we face may adversely affect our ability to retain customers, particularly in Mexico.
     We continued to invest in coverage expansion and network improvements in 2008, resulting in consolidated capital expenditures of $832.9 million, which represented a $164.6 million increase from 2007. The increased level of investment occurred primarily in Brazil and Mexico where we continued to expand our coverage areas and simultaneously improve the quality and capacity of our networks, consistent with our plans to increase our customer base in those markets. We expect that the amounts invested in Brazil and Mexico to expand our network coverage and improve network quality and capacity will continue to represent the majority of our consolidated capital expenditure investments with a more significant portion of those investments being made in Brazil as we focus more resources on expanding in that market. In addition, our deployment of a next generation network in Peru will require additional significant capital expenditures. We will incur additional significant capital expenditures if we pursue our plans to acquire spectrum and deploy a next generation network in any of our other markets. See “Future Capital Needs and Resources — Capital Expenditures” for more information.
     The values of the local currencies in each of our markets depreciated significantly relative to the U.S. dollar both during the fourth quarter of 2008 and subsequent to December 31, 2008, primarily in Brazil and Mexico. Our operating results in 2009 will be adversely affected in comparison to prior periods if the values of the local currencies relative to the U.S. dollar remain at the average levels that prevailed during the fourth quarter of 2008 or if those values depreciate further.

1.	Operating revenues
     The $863.8 million, or 27%, increase in consolidated service and other revenues from 2007 to 2008 is due to a 34% increase in the average number of total handsets in service, primarily in Mexico and Brazil, resulting from both the continued strong demand for our services, as well as our balanced growth and expansion strategy in those markets. This increase was partially offset by declines in average consolidated revenue per subscriber in both Mexico and Peru as a result of the competitive conditions in Mexico and an increase in the percentage of subscribers purchasing prepaid rate plans in Peru.
     The $109.3 million, or 98%, increase in consolidated digital handset and accessory revenues from 2007 to 2008 is largely due to an increase in handset upgrades for existing subscribers and, to a lesser extent, an increase in the average price per handset upgrade resulting from the launch of new handset models and an increase in handset sales to new subscribers.

2.	Cost of revenues
     The $260.0 million, or 31%, increase in consolidated cost of service from 2007 to 2008 is principally a result of the following:
•	a $120.7 million, or 26%, increase in consolidated interconnect costs resulting from a 23% increase in consolidated interconnect minutes of use and an increase, mostly in Brazil, in the proportion of mobile-to-mobile minutes of use, which generally have higher per minute costs;

•	a $61.5 million, or 24%, increase in consolidated direct switch and transmitter and receiver site costs resulting from a 19% increase in the total number of sites in service from December 31, 2007, as well as an increase in operating and maintenance costs per site for new and existing sites, primarily in Mexico; and

•	a $49.4 million, or 53%, increase in consolidated service and repair costs mainly as a result of an increased percentage of the consolidated subscriber base participating in our handset maintenance programs, as well as an increase in cost per handset serviced.
     The $141.6 million, or 32%, increase in consolidated cost of digital handset and accessory sales from 2007 to 2008 is largely due to an increase in handset upgrades for existing subscribers and, to a lesser extent, an increase in handset sales for new subscribers.
3.	Selling and marketing expenses
     The $123.3 million, or 28%, increase in consolidated selling and marketing expenses from 2007 to 2008 is principally a result of the following:
•	a $51.4 million, or 28%, increase in consolidated indirect commissions resulting from a 32% increase in total gross subscriber additions generated through external sales channels, as well as increased commission rates in Mexico;

•	a $47.1 million, or 30%, increase in consolidated payroll expenses and direct commissions resulting from a 26% increase in total gross subscriber additions generated by internal sales personnel, as well as an increase in selling and marketing personnel necessary to support continued consolidated sales growth; and

•	a $21.2 million, or 24%, increase in consolidated advertising expenses mainly related to the launch of new markets in connection with our expansion plans in Brazil and Mexico and increased advertising initiatives related to overall subscriber growth, particularly in those markets.
4.	General and administrative expenses
     The $199.4 million, or 32%, increase in consolidated general and administrative expenses from 2007 to 2008 are largely a result of the following:
•	a $61.9 million, or 37%, increase in consolidated customer care and billing operations expenses, mostly related to increased payroll and related costs necessary to support our growing subscriber base. This increase is the result of additional customer care personnel necessary to support a larger customer base in each of the markets in which we operate, as well as an increase in salaries on a consolidated basis.

•	a $50.0 million, or 17%, increase in consolidated general corporate costs largely resulting from higher personnel expenses and an increase in facilities-related expenses due to continued subscriber growth and expansion into new areas;

•	a $34.3 million, or 74%, increase in consolidated bad debt expense, largely as a result of the increase in consolidated operating revenues and a decrease in collection rates from new subscribers in Mexico that have higher credit risk. As a result, bad debt expense as a percentage of revenues increased from 1.4% for 2007 to 1.9% for 2008;

•	a $25.7 million, or 53%, increase in revenue-based taxes in Brazil that we report on a gross basis as both service and other revenue and general and administrative expenses, primarily as a result of the 52% increase in Nextel Brazil’s service and other revenues; and

•	a $21.0 million, or 36%, increase in consolidated information technology expenses primarily as a result of more information technology personnel and higher systems maintenance costs.
5.	Depreciation and amortization
     The $100.1 million, or 33%, increase in consolidated depreciation and amortization from 2007 to 2008 is primarily due to an increase in our consolidated property, plant and equipment in service from December 31, 2007 to December 31, 2008 resulting from the continued expansion of our networks, mainly in Brazil and Mexico, as well as a $17.9 million increase in amortization principally related to the local telecommunications concession that Nextel Mexico began using in September 2007.
6.	Interest expense, net
     The $44.9 million, or 28%, increase in consolidated interest expense from 2007 to 2008 is primarily due to the following:
•	increases in the number of towers financed and the amount of assets under capital leases in Mexico and Brazil;

•	the recognition of twelve months of interest expense on our 3.125% convertible notes issued during the second quarter of 2007, including non-cash interest expense resulting from the amortization of the discount on those notes, partially offset by the effect of converting our 2.875% convertible notes during the third quarter of 2007; and

•	increased borrowings under Nextel Brazil’s syndicated loan facility that occurred between October 2007 and March 2008, partially offset by the effect of the payments of principal by Nextel Mexico in April 2008 and October 2008 due under its syndicated loan facility.
7.	Foreign currency transaction (losses) gains, net
     Consolidated foreign currency transaction losses of $120.6 million for 2008 are primarily a result of the impact of the significant depreciation in the value of the Brazilian real relative to the U.S. dollar during the second half of 2008 on Nextel Brazil’s syndicated loan facility, which is denominated in U.S. dollars, as well as the depreciation in the value of the Mexican peso relative to the U.S. dollar on Nextel Mexico’s U.S. dollar-denominated net liabilities during the same period.
     Consolidated foreign currency transaction gains of $19.0 million for 2007 are primarily a result of the impact of the appreciation in the value of the Brazilian real relative to the U.S. dollar on Nextel Brazil’s U.S. dollar-denominated liabilities, primarily its short-term intercompany payables.
8.	Debt conversion expense
     The $25.8 million in debt conversion expense for 2007 represents cash consideration that we paid in connection with the tender offer for 99.99% of our 2.875% convertible notes during the third quarter of 2007.
9.	Loss on extinguishment of debt
     We recognized a $6.3 million loss on extinguishment of debt in connection with the tender offer for 99.99% of our 2.875% convertible notes during the third quarter of 2007.
10.	Other expense, net
     The $28.8 million in net consolidated other expense for 2008 primarily represents losses that we recognized related to the decline in the value of our investment in a short-term investment fund in the

United States resulting from deteriorating market conditions. If these conditions continue to deteriorate, we could experience further losses related to this investment.
11.	Income tax provision
     The $17.9 million, or 11%, decrease in the consolidated income tax provision from 2007 to 2008 is primarily due to certain items included in the 2007 income tax provision that did not recur in 2008; a $69.6 million tax provision for future remittances of certain undistributed earnings, a $48.7 million tax benefit from the release of a post-reorganization deferred tax asset valuation allowance and a $7.3 million net tax benefit for tax deductible dividends. The remaining decrease in the consolidated income tax provision was primarily due to a decrease in the consolidated pre-tax book income.
  Segment Results
     We evaluate performance of our segments and provide resources to them based on operating income before depreciation and amortization and impairment, restructuring and other charges, which we refer to as segment earnings. Because we do not view share-based compensation as an important element of operational performance, we recognize share-based payment expense at the corporate level and exclude it when evaluating the business performance of our segments. For several years, we have charged a management fee to Nextel Mexico for services rendered by corporate management. For the year ended December 31, 2008 and 2007, we reported these management fees as a separate line item in the segment reporting information as these amounts are now regularly provided to our chief operating decision maker. During the year ended December 31, 2006 Nextel Mexico incurred a management fee of $47.9 million. However, for the year ended December 31, 2006, our segment information does not reflect this management fee as a separate line item because this amount was not provided to or used by our chief operating decision maker in making operating decisions related to this segment. The tables below provide a summary of the components of our consolidated segments for the years ended December 31, 2008 and 2007. The results of Nextel Chile are included in “Corporate and other.”

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
Year Ended	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
December 31, 2008	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)
	(dollars in thousands)
Nextel Mexico	$2,133,241	50%	$(762,674)	45%	$(606,223)	43%	$764,344
Nextel Brazil	1,330,919	31%	(549,970)	32%	(410,980)	29%	369,969
Nextel Argentina	554,324	13%	(250,303)	15%	(133,166)	10%	170,855
Nextel Peru	243,390	6%	(126,024)	7%	(74,809)	5%	42,557
Corporate and other	8,741	—	(8,582)	1%	(175,464)	13%	(175,305)
Intercompany eliminations	(1,235)	—	1,235	—	—	—	—

Total consolidated	$4,269,380	100%	$(1,696,318)	100%	$(1,400,642)	100%

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
Year Ended	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
December 31, 2007	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)
			(dollars in thousands)
Nextel Mexico	$1,792,699	55%	$(621,975)	48%	$(494,879)	46%	$675,845
Nextel Brazil	867,964	26%	(365,548)	28%	(284,631)	27%	217,785
Nextel Argentina	442,093	13%	(203,672)	16%	(100,067)	9%	138,354
Nextel Peru	190,858	6%	(100,642)	8%	(54,447)	5%	35,769
Corporate and other	3,850	—	(4,026)	—	(143,869)	13%	(144,045)
Intercompany eliminations	(1,169)	—	1,169	—	—	—	—

Total consolidated	$3,296,295	100%	$(1,294,694)	100%	$(1,077,893)	100%

     In accordance with accounting principles generally accepted in the United States, we translated the results of operations of our operating segments using the average exchange rates for the years ended

December 31, 2008, 2007 and 2006. Although the average exchange rates for the years ended December 31, 2008, 2007 and 2006 did not fluctuate significantly, Nextel Mexico’s and Nextel Brazil’s results of operations for the fourth quarter of 2008 were particularly affected by 21% and 27% declines in the average value of the Mexican peso and the Brazilian real, respectively, compared to the third quarter of 2008. The following table presents the average exchange rates we used to translate the results of operations of our operating segments, as well as changes from the average exchange rates utilized in prior periods. Because the U.S. dollar is the functional currency in Peru, Nextel Peru’s results of operations are not significantly impacted by changes in the U.S. dollar to Nuevo sol exchange rate.

				2007 to 2008	2006 to 2007
	2008	2007	2006	Percent Change	Percent Change
Mexican peso	11.13	10.93	10.90	(1.8)%	(0.3)%
Brazilian real	1.83	1.95	2.18	6.2%	11.8%
Argentine peso	3.16	3.12	3.08	(1.5)%	(1.3)%
     A discussion of the results of operations in each of our reportable segments is provided below.

     b. Nextel Mexico

		% of		% of
		Nextel		Nextel
	Year Ended	Mexico's	Year Ended	Mexico's	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2008	Revenues	2007	Revenues	Dollars	Percent
		(dollars in thousands)
Operating revenues
Service and other revenues	$2,047,113	96%	$1,762,596	98%	$284,517	16%
Digital handset and accessory revenues	86,128	4%	30,103	2%	56,025	186%

	2,133,241	100%	1,792,699	100%	340,542	19%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(401,846)	(19)%	(343,979)	(19)%	(57,867)	17%
Cost of digital handset and accessory sales	(360,828)	(17)%	(277,996)	(16)%	(82,832)	30%

	(762,674)	(36)%	(621,975)	(35)%	(140,699)	23%
Selling and marketing expenses	(317,620)	(15)%	(262,495)	(14)%	(55,125)	21%
General and administrative expenses	(288,603)	(13)%	(232,384)	(13)%	(56,219)	24%

Segment earnings	764,344	36%	675,845	38%	88,499	13%
Management fee	(32,187)	(2)%	(34,376)	(2)%	2,189	(6)%
Depreciation and amortization	(191,396)	(9)%	(151,597)	(9)%	(39,799)	26%

Operating income	540,761	25%	489,872	27%	50,889	10%
Interest expense, net	(60,086)	(2)%	(60,527)	(3)%	441	(1)%
Interest income	46,221	2%	29,605	2%	16,616	56%
Foreign currency transaction (losses) gains, net	(44,811)	(2)%	2,559	—	(47,370)	NM
Other (expense) income, net	(311)	—	2,103	—	(2,414)	(115)%

Income before income tax	$481,774	23%	$463,612	26%	$18,162	4%

NM-Not Meaningful
     Nextel Mexico continues to be our largest and most profitable market segment, comprising 50% of our consolidated operating revenues and generating a 36% segment earnings margin for 2008, which was slightly lower than the margin reported for 2007. During 2008, Nextel Mexico’s results of operations reflected increased costs, including network, personnel and other expenses, incurred in connection with the expansion of the coverage, and the quality and capacity of its network to support subscriber growth during the period.
     During 2007 and continuing into 2008, some of Nextel Mexico’s competitors significantly lowered their prices for postpaid wireless services, offered free or significantly discounted handsets, specifically targeted some of Nextel Mexico’s largest corporate customers, offered various incentives to Nextel Mexico’s customers to switch service providers, including reimbursement of cancellation fees, and offered bundled telecommunications services that include local, long distance and data services. Nextel Mexico is addressing these competitive actions by, among other things, launching attractive commercial campaigns and offering both handsets to new and existing customers and more competitive rate plans. These competitive rate plans have resulted in lower average revenues per subscriber. Nextel Mexico took a number of additional steps to improve its competitiveness including the implementation of an increase in its commission rates and other modifications to its compensation arrangements with its external sales channels in an effort to promote additional sales through these channels. These changes to the compensation arrangements led to an increase in indirect commission expense during 2008 compared to 2007. The more competitive environment in Mexico also resulted in a higher customer turnover rate during 2008 compared to 2007 and in the addition of more subscribers with higher credit risk. As Nextel Mexico continues to expand its customer base in both new and existing markets and continues to address a more competitive sales environment, Nextel Mexico’s average revenue per subscriber could continue to decline on a local currency basis during 2009. In addition, while we have implemented initiatives that have recently begun to stabilize the customer turnover rate in Mexico, the competitive conditions we face there may adversely affect our ability to retain customers.

     Coverage expansion and network improvements in Mexico resulted in capital expenditures totaling $218.6 million for 2008, which represents 26% of our consolidated capital expenditures for 2008 and which is a decrease from 38% of consolidated capital expenditures during 2007. While we expect that Nextel Mexico will continue to represent a significant portion of our total capital expenditures in the future, as we continue to increase the coverage and capacity of our networks in our existing markets, we expect its percentage of total capital expenditures to decrease now that its expansion plans launched in 2005 are substantially complete and as we pursue more aggressive expansion plans in our other markets, mostly in Brazil. We expect subscriber growth in Mexico to continue as we build a customer base in new markets that were recently launched.
     The average value of the Mexican peso for the year ended December 31, 2008 depreciated relative to the U.S. dollar by 2% from the year ended December 31, 2007. As a result, the components of Nextel Mexico’s results of operations for the year ended December 31, 2008 after translation into U.S. dollars reflect slightly lower increases in U.S. dollar-denominated revenues and expenses than would have occurred if it were not for the impact of the depreciation in the average value of the peso relative to the U.S. dollar. Nextel Mexico’s results of operations in the fourth quarter of 2008 were particularly affected by a 21% decline in the average value of the peso compared to the third quarter of 2008. The average value of the Mexican peso continued to decline in January 2009. Nextel Mexico’s results will continue to be adversely affected in future periods if the average value of the Mexican peso relative to the U.S. dollar remains at its current levels or if the peso depreciates further.
1. Operating revenues
     The $284.5 million, or 16%, increase in service and other revenues from 2007 to 2008 is primarily due to the following:
•	a 32% increase in the average number of handsets in service resulting from growth in Nextel Mexico’s existing markets, as well as the expansion of service coverage into new markets launched in 2008; and

•	a $21.5 million, or 28%, increase in revenues generated from Nextel Mexico’s handset maintenance program as a result of an increased percentage of Nextel Mexico’s subscriber base participating in this program.
     These increases were partially offset by a decline in Nextel Mexico’s average revenue per subscriber due to the launch of more competitive rate plans described above.
     The $56.0 million, or 186%, increase in digital handset and accessory revenues from 2007 to 2008 is primarily the result of an increase in handset sales to new subscribers and an increase in handset upgrades to existing subscribers, as well as an increase in the average price paid by subscribers for both handset sales and handset upgrades.
2. Cost of revenues
     The $57.9 million, or 17%, increase in cost of service from 2007 to 2008 is principally a result of the following:
•	a $16.9 million, or 14%, increase in direct switch and transmitter and receiver site costs resulting from a 10% increase in the number of sites in service from December 31, 2007 to December 31, 2008, as well as an increase in operating and maintenance costs per site for new and existing sites;

•	a $16.1 million, or 9%, increase in interconnect costs, largely as a result of an 11% increase in interconnect system minutes of use, as well as an increase in the proportion of mobile-to-mobile minutes of use, which generally have higher costs per minute;

•	a $10.9 million increase in facilities and administrative costs largely due to higher product support costs; and

•	a $10.0 million, or 36%, increase in service and repair costs largely due to increased costs of repairs, as well as an increased percentage of Nextel Mexico’s subscriber base participating in its handset maintenance program.
     The $82.8 million, or 30%, increase in cost of digital handset and accessory sales from 2007 to 2008 is primarily due to an increase in handset sales to new subscribers and an increase in handset upgrades to existing subscribers, partially offset by a reduction in handset unit costs.
3. Selling and marketing expenses
     The $55.1 million, or 21%, increase in selling and marketing expenses from 2007 to 2008 is primarily a result of the following:
•	a $33.9 million, or 27%, increase in indirect commissions, primarily due to a 28% increase in gross additions generated by Nextel Mexico’s external sales channels;

•	a $14.3 million, or 19%, increase in direct commissions and payroll expenses, principally due to a 21% increase in gross subscriber additions generated by Nextel Mexico’s internal sales personnel; and

•	a $7.3 million, or 14%, increase in advertising costs resulting from the launch of new rate plans, as well as an increase in advertising expenses designed specifically to increase the market awareness of the Nextel brand name in Mexico.
4. General and administrative expenses
     The $56.2 million, or 24%, increase in general and administrative expenses from 2007 to 2008 is largely a result of the following:
•	a $25.1 million, or 91%, increase in bad debt expense, which increased as a percentage of revenue from 1.6% in 2007 to 2.5% in 2008, primarily due to a decrease in customer collections from new subscribers that have higher credit risk, as well as a change in the mix of Nextel Mexico’s customer base toward more individual customers;

•	a $21.7 million, or 26%, increase in customer care expenses, primarily due to an increase in payroll and employee related expenses caused by an increase in customer care personnel necessary to support Nextel Mexico’s growing customer base; and

•	a $5.4 million, or 26%, increase in information technology expenses resulting from an increase in systems maintenance expenses, as well as an increase in payroll and related expenses resulting from more information technology personnel.
5. Depreciation and amortization
     The $39.8 million, or 26%, increase in depreciation and amortization from 2007 to 2008 is primarily due to higher depreciation related to an increase in Nextel Mexico’s property, plant and equipment in service resulting from the continued build-out of Nextel Mexico’s network in connection with its expansion plan, as well as a $16.4 million increase in amortization related to the local telecommunications concession of licenses that Nextel Mexico begun using in September 2007.
6. Interest income
     The $16.6 million, or 56%, increase in interest income from 2007 to 2008 is primarily a result of higher average cash balances.

7. Foreign currency transaction (losses) gains, net
     Foreign currency transaction losses of $44.8 million for 2008 are primarily due to the impact of the depreciation of the value of the Mexican peso against the U.S. dollar on Nextel Mexico’s U.S. dollar-denominated net liabilities.
     Foreign currency transaction gains of $2.6 million for 2007 are primarily due to the impact of the appreciation of the value of the Mexican peso against the U.S. dollar on Nextel Mexico’s U.S. dollar-denominated net liabilities.
c. Nextel Brazil

		%of		%of
		Nextel		Nextel
	Year Ended	Brazil's	Year Ended	Brazil's	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2008	Revenues	2007	Revenues	Dollars	Percent
		(dollars in thousands)
Operating revenues
Service and other revenues	$1,262,838	95%	$833,241	96%	$429,597	52%
Digital handset and accessory revenues	68,081	5%	34,723	4%	33,358	96%

	1,330,919	100%	867,964	100%	462,955	53%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(443,900)	(33)%	(284,744)	(33)%	(159,156)	56%
Cost of digital handset and accessory sales	(106,070)	(8)%	(80,804)	(9)%	(25,266)	31%

	(549,970)	(41)%	(365,548)	(42)%	(184,422)	50%
Selling and marketing expenses	(163,402)	(12)%	(117,754)	(14)%	(45,648)	39%
General and administrative expenses	(247,578)	(19)%	(166,877)	(19)%	(80,701)	48%

Segment earnings	369,969	28%	217,785	25%	152,184	70%
Depreciation and amortization	(141,005)	(11)%	(96,435)	(11)%	(44,570)	46%

Operating income	228,964	17%	121,350	14%	107,614	89%
Interest expense, net	(53,146)	(4)%	(33,943)	(4)%	(19,203)	57%
Interest income	6,141	1%	744	—	5,397	NM
Foreign currency transaction (losses) gains, net	(80,211)	(6)%	14,595	2%	(94,806)	NM
Other expense, net	(12,633)	(1)%	(127)	—	(12,506)	NM

Income before income tax	$89,115	7%	$102,619	12%	$(13,504)	(13)%

NM-Not Meaningful
     Over the last several years, Nextel Brazil’s subscriber base has grown as a result of its continued focus on customer service and the expansion of the geographic coverage of its network. In addition, Nextel Brazil contributed 31% of consolidated revenues in 2008 compared to 26% in 2007, and its contribution to consolidated segment earnings margin increased from 25% in 2007 to 28% in 2008 as a result of these factors. Nextel Brazil has continued to experience growth in its existing markets and has made significant investments in new markets as a result of increased demand for its services. Consistent with the expansion plans that we announced in 2007 and 2008, we have recently made significant investments in Brazil in order to add capacity to, and improve the quality of, Nextel Brazil’s network to support its growth and expand its geographic coverage. Coverage expansion and network improvements resulted in capital expenditures of $414.5 million for 2008, which represented 50% of our consolidated capital expenditure investments during the year, compared to 38% in 2007. As Nextel Brazil continues to expand its geographic coverage and pursue its expansion plans, we expect its share of consolidated capital expenditures to increase. We believe that Nextel Brazil’s quality improvements and network expansion are contributing factors to its low customer turnover rate and subscriber growth.
     The average exchange rate of the Brazilian real for the year ended December 31, 2008 appreciated relative to the U.S. dollar by 6% from 2007. As a result, the components of Nextel Brazil’s results of operations for the year ended December 31, 2008, after translation into U.S. dollars, reflect more significant increases in U.S. dollar-denominated revenues and expenses than would have occurred if the Brazilian real had not appreciated relative to the U.S. dollar. While the average value of the Brazilian real appreciated relative to the U.S. dollar for the year ended December 31, 2008, the average value of the

Brazilian real depreciated 27% in the fourth quarter of 2008 compared to the third quarter of 2008. Nextel Brazil’s results of operations in future periods will be adversely affected if average values of the Brazilian real relative to the U.S. dollar remain at the levels that prevailed during the fourth quarter of 2008 or if those values depreciate further.
1. Operating revenues
     The $429.6 million, or 52%, increase in service and other revenues from 2007 to 2008 is primarily a result of the following:
•	a 42% increase in the average number of handsets in service resulting from growth in Nextel Brazil’s existing markets and the expansion of service coverage into new markets in connection with its balanced growth and expansion objectives;

•	a $28.3 million, or 49%, increase in revenues generated from Nextel Brazil’s handset maintenance program as a result of an increased percentage of Nextel Brazil’s subscriber base participating in this program; and

•	a slight increase in local currency-based average revenue per subscriber.
     The $33.4 million, or 96%, increase in digital handset and accessory revenues from 2007 to 2008 is primarily due to an increase in handset upgrades for existing subscribers, as well as an increase in handset sales to new subscribers.
2. Cost of revenues
     The $159.2 million, or 56%, increase in cost of service from 2007 to 2008 is primarily due to the following:
•	a $92.0 million, or 59%, increase in interconnect costs primarily resulting from a 54% increase in interconnect minutes of use, as well as an increase in per minute costs due to increased rates charged by fixed carriers for terminating calls on their networks;

•	a $32.4 million, or 35%, increase in direct switch and transmitter and receiver site costs resulting from a 31% increase in the number of sites in service from December 31, 2007 due to Nextel Brazil’s expansion plan; and

•	a $27.6 million, or 133%, increase in service and repair costs primarily due to an increased percentage of Nextel Brazil’s subscriber base participating in its handset maintenance program, as well as an increase in the cost of repairs per subscriber related to a change in the mix of handsets toward more mid and high tier handsets.
     The $25.3 million, or 31%, increase in cost of digital handset and accessory sales from 2007 to 2008 is mostly due to an increase in handset upgrades for existing subscribers, as well as an increase in handset sales to new subscribers, partially offset by a decrease in cost per handset upgrade as a larger proportion of upgrades were sales of SIM cards, which have a significantly lower cost per unit sold than do handsets.
3. Selling and marketing expenses
     The $45.6 million, or 39%, increase in selling and marketing expenses from 2007 to 2008 is principally due to the following:
•	a $22.6 million, or 43%, increase in payroll and direct commissions largely as a result of a 41% increase in gross subscriber additions generated by Nextel Brazil’s internal sales force and higher payroll and related costs related to a 40% increase in selling and marketing personnel necessary to support Nextel Brazil’s continued sales growth;

•	a $12.4 million, or 42%, increase in advertising expenses primarily due to the launch of new markets in connection with Nextel Brazil’s expansion plan, as well as continued print and media campaigns for various products and services to promote growth in existing markets; and

•	an $8.4 million, or 27%, increase in indirect commissions resulting from a 31% increase in gross subscriber additions generated through Nextel Brazil’s external sales channels.
4. General and administrative expenses
     The $80.7 million, or 48%, increase in general and administrative expenses from 2007 to 2008 is mainly a result of the following:
•	a $28.4 million, or 56%, increase in customer care expenses resulting from an increase in customer care personnel necessary to support a larger customer base, as well as an increase in the number of Nextel Brazil’s retail stores;

•	a $25.7 million, or 53%, increase in revenue-based taxes that we report on a gross basis as both service and other revenues and general and administrative expenses, primarily as a result of the 52% increase in service and other revenues;

•	a $14.0 million, or 36%, increase in general corporate costs largely resulting from an increase in general and administrative personnel necessary to support Nextel Brazil’s growth, as well as an increase in facilities expenses due to Nextel Brazil’s expansion into new markets; and

•	a $7.1 million, or 53%, increase in bad debt expense primarily as a result of the increase in Nextel Brazil’s operating revenues. Despite this increase, bad debt expense as a percentage of operating revenues remained relatively stable at 1.5% in both 2007 and 2008.
5. Depreciation and amortization
     The $44.6 million, or 46%, increase in depreciation and amortization from 2007 to 2008 is mostly due to an increase in Nextel Brazil’s property, plant and equipment in service resulting from the continued build-out of Nextel Brazil’s network.
6. Interest expense, net
     The $19.2 million, or 57%, increase in net interest expense from 2007 to 2008 is primarily the result of increased borrowings under Nextel Brazil’s syndicated loan facility that occurred between October 2007 and March 2008, as well as increases in both the number of towers financed and the amount of assets under capital leases.
7. Foreign currency transaction (losses) gains, net
     Net foreign currency transaction losses of $80.2 million for 2008 are a result of the impact of the significant depreciation in the value of the Brazilian real against the U.S. dollar during the year ended December 31, 2008 on Nextel Brazil’s U.S. dollar-denominated syndicated loan facility. All of these losses occurred during the fourth quarter of 2008.
     Net foreign currency transaction gains of $14.6 million for 2007 are a result of the impact of the appreciation in the value of the Brazilian real against the U.S. dollar during the year ended December 31, 2007 on Nextel Brazil’s U.S. dollar-denominated short-term intercompany payables.
8. Other expense, net

     Net other expense of $12.6 million for 2008 primarily represents withholding tax expense on Nextel Brazil’s intercompany loan.
d. Nextel Argentina

		%of		%of
		Nextel		Nextel
	Year Ended	Argentina's	Year Ended	Argentina's	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2008	Revenues	2007	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$508,227	92%	$408,142	92%	$100,085	25%
Digital handset and accessory revenues	46,097	8%	33,951	8%	12,146	36%

	554,324	100%	442,093	100%	112,231	25%

Cost of revenues Cost of service (exclusive of depreciation and amortization included below)	(179,349)	(32)%	(151,404)	(34)%	(27,945)	18%
Cost of digital handset and accessory sales	(70,954)	(13)%	(52,268)	(12)%	(18,686)	36%

	(250,303)	(45)%	(203,672)	(46)%	(46,631)	23%
Selling and marketing expenses	(45,585)	(8)%	(34,646)	(8)%	(10,939)	32%
General and administrative expenses	(87,581)	(16)%	(65,421)	(15)%	(22,160)	34%

Segment earnings	170,855	31%	138,354	31%	32,501	23%
Depreciation and amortization	(38,801)	(7)%	(30,436)	(7)%	(8,365)	27%

Operating income	132,054	24%	107,918	24%	24,136	22%
Interest expense, net	(3,223)	—	(2,466)	—	(757)	31%
Interest income	2,425	—	5,370	2%	(2,945)	(55)%
Foreign currency transaction gains, net	6,558	1%	1,244	—	5,314	NM
Other income, net	45	—	1,594	—	(1,549)	(97)%

Income before income tax	$137,859	25%	$113,660	26%	$24,199	21%

NM-Not Meaningful
     Over the course of the last two years, the inflation rate in Argentina has risen significantly, and we expect that it may continue to remain elevated over the next several years. The higher inflation rate has resulted primarily in higher personnel costs. In addition, in recent quarters, Nextel Argentina’s customer turnover rate has increased because of the economic environment in Argentina. If the economic conditions in Argentina continue or worsen, Nextel Argentina’s results of operations may be adversely affected.
     The average value of the Argentine peso for the year ended December 31, 2008 depreciated relative to the U.S. dollar by 2% from 2007. As a result, the components of Nextel Argentina’s results of operations for the year ended December 31, 2008 after translation into U.S. dollars reflect slightly lower U.S. dollar-denominated revenues and expenses than would have occurred if the Argentine peso had not depreciated relative to the U.S. dollar.
1. Operating revenues
     The $100.1 million, or 25%, increase in service and other revenues from 2007 to 2008 is primarily attributable to the following:
•	a 23% increase in the average number of handsets in service, resulting mostly from growth in Nextel Argentina’s existing markets; and

•	a $14.0 million, or 32%, increase in revenues generated from Nextel Argentina’s handset maintenance program as a result of an increased percentage of Nextel Argentina’s subscriber base participating in this program.

     The $12.1 million, or 36%, increase in digital handset and accessory revenues from 2007 to 2008 is mostly the result of an increase in handset upgrades to existing subscribers, as well as an increase in handset sales to new subscribers.
2. Cost of revenues
     The $27.9 million, or 18%, increase in cost of service from 2007 to 2008 is principally a result of the following:
•	an $11.7 million, or 15%, increase in interconnect costs, largely as a result of an 11% increase in interconnect minutes of use, as well as an increase in the proportion of mobile-to-mobile minutes of use, which generally have higher per minute costs;

•	a $6.5 million, or 21%, increase in direct switch and transmitter and receiver site costs due to a 22% increase in the number of transmitter and receiver sites in service from December 31, 2007 to December 31, 2008; and

•	a $6.4 million, or 17%, increase in service and repair costs, largely as a result of an increased percentage of Nextel Argentina’s subscriber base participating in its handset maintenance program.
     The $18.7 million, or 36%, increase in cost of digital handset and accessory sales from 2007 to 2008 is primarily the result of an increase in handset upgrades to existing subscribers, as well as an increase in handset sales to new subscribers.
3. Selling and marketing expenses
     The $10.9 million, or 32%, increase in selling and marketing expenses from 2007 to 2008 is primarily due to the following:
•	a $5.0 million, or 32%, increase in indirect commissions, principally resulting from a 20% increase in gross subscriber additions generated by Nextel Argentina’s external sales channels, as well as an increase in indirect commission earned per subscriber addition; and

•	a $4.9 million, or 39%, increase in direct commissions and payroll expenses, mostly due to an increase in facilities expenses related to retail stores and a significant increase in salaries consistent with the ongoing inflation in Argentina, as well as an 11% increase in gross subscriber additions generated by Nextel Argentina’s internal sales personnel.
4. General and administrative expenses
     The $22.2 million, or 34%, increase in general and administrative expenses from 2007 to 2008 is primarily a result of the following:
•	an $11.6 million, or 33%, increase in other general and administrative costs primarily due to an increase in payroll and related expenses caused by an increase in personnel, an increase in salaries consistent with the ongoing inflation in Argentina and an increase in turnover taxes;

•	a $6.7 million, or 40%, increase in customer care expenses resulting from an increase in customer care personnel necessary to support a larger customer base and an increase in salaries consistent with the ongoing inflation in Argentina; and

•	a $2.3 million, or 24%, increase in information technology expenses caused by an increase in information technology personnel, higher software maintenance costs and an increase in salaries consistent with the ongoing inflation in Argentina.
5. Depreciation and amortization

     The $8.4 million, or 27%, increase in depreciation and amortization from 2007 to 2008 is primarily due to a 23% increase in Nextel Argentina’s property, plant and equipment in service.
6. Foreign currency transaction gains, net
     Foreign currency transaction gains of $6.6 million for 2008 are primarily due to the impact of the depreciation of the value of the Argentine peso against the U.S. dollar on Nextel Argentina’s U.S. dollar-denominated net assets.
e. Nextel Peru

		% of		% of
		Nextel		Nextel
	Year Ended	Peru's	Year Ended	Peru's	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2008	Revenues	2007	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$222,819	92%	$178,058	93%	$44,761	25%
Digital handset and accessory revenues	20,571	8%	12,800	7%	7,771	61%

	243,390	100%	190,858	100%	52,532	28%

Cost of revenues
Cost of service (exclusive of depreciation included below)	(80,804)	(33)%	(69,185)	(36)%	(11,619)	17%
Cost of digital handset and accessory sales	(45,220)	(19)%	(31,457)	(17)%	(13,763)	44%

	(126,024)	(52)%	(100,642)	(53)%	(25,382)	25%
Selling and marketing expenses	(30,340)	(12)%	(20,476)	(10)%	(9,864)	48%
General and administrative expenses	(44,469)	(18)%	(33,971)	(18)%	(10,498)	31%

Segment earnings	42,557	18%	35,769	19%	6,788	19%
Depreciation and amortization	(21,737)	(9)%	(19,946)	(11)%	(1,791)	9%

Operating income	20,820	9%	15,823	8%	4,997	32%
Interest expense, net	(292)	—	(120)	—	(172)	143%
Interest income	875	—	750	1%	125	17%
Foreign currency transaction (losses) gains, net	(67)	—	507	—	(574)	(113)%
Other income, net	—	—	2	—	(2)	(100)%

Income before income tax	$21,336	9%	$16,962	9%	$4,374	26%

     We plan to develop and deploy a third generation network in Peru during 2009 using 1.9 GHz spectrum we acquired in 2007. Earlier this year, the regulatory authorities in Peru approved our plans for the deployment of this new network. We believe that these plans will enable us to significantly increase the size of our opportunity in Peru by allowing us to offer new and differentiated services to a larger base of potential customers.
     Because the U.S. dollar is the functional currency in Peru, Nextel Peru’s results of operations are not significantly impacted by changes in the U.S. dollar to Peruvian sol exchange rate.
1. Operating revenues
     The $44.8 million, or 25%, increase in service and other revenues from 2007 to 2008 is primarily due to a 41% increase in the average number of handsets in service, partially offset by a decrease in average revenue per subscriber mainly resulting from an increase in the percentage of subscribers in Nextel Peru’s subscriber base who purchase service under its prepaid rate plans, which typically have lower average monthly revenues per subscriber.
     The $7.8 million, or 61%, increase in digital handset and accessory revenues from 2007 to 2008 is primarily the result of an increase in handset upgrades for existing subscribers, as well as an increase in handset sales for new subscribers.

2. Cost of revenues
     The $11.6 million, or 17%, increase in cost of service from 2007 to 2008 is largely a result of the following:
•	a $5.3 million, or 74%, increase in service and repair costs largely due to an increased percentage of Nextel Peru’s subscriber base participating in its handset maintenance program, as well as an increase in the cost of repairs per subscriber related to a change in the mix of handsets; and

•	a $4.1 million, or 28%, increase in direct switch and transmitter and receiver site costs due primarily to a 13% increase in the number of transmitter and receiver sites in service from December 31, 2007 to December 31, 2008, as well as an increase in cost per site maintenance.
     The $13.8 million, or 44%, increase in cost of digital handset and accessory sales from 2007 to 2008 is largely the result of an increase in handset upgrades for existing subscribers, as well as an increase in handset sales for new subscribers.
3. Selling and marketing expenses
     The $9.9 million, or 48%, increase in selling and marketing expenses from 2007 to 2008 is primarily due to the following:
•	a $4.4 million, or 75%, increase in indirect commissions largely due to a 79% increase in gross subscriber additions generated by Nextel Peru’s external sales channels; and

•	a $3.8 million, or 34%, increase in direct commissions and payroll expenses, mostly due to an increase in gross subscriber additions generated by Nextel Peru’s internal sales personnel and an increase in selling and marketing personnel.
4. General and administrative expenses
     The $10.5 million, or 31%, increase in general and administrative expenses from 2007 to 2008 is primarily due to the following:
•	a $4.3 million, or 34%, increase in general corporate costs primarily due to an increase in general and administrative personnel necessary to develop and deploy Nextel Peru’s new network, as well as an increase in consulting expenses related to this initiative;

•	a $4.3 million, or 35%, increase in customer care expenses mainly caused by an increase in customer care and billing operations personnel needed to support a growing customer base; and

•	a $1.4 million, or 21%, increase in information technology costs mostly related to an increase in information technology personnel, as well as an increase in maintenance costs.

f. Corporate and other

		% of		% of
		Corporate		Corporate
	Year Ended	and other	Year Ended	and other	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2008	Revenues	2007	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$8,704	100%	$3,828	99%	$4,876	127%
Digital handset and accessory revenues	37	—	22	1%	15	68%

	8,741	100%	3,850	100%	4,891	127%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(6,263)	(72)%	(2,791)	(73)%	(3,472)	124%
Cost of digital handset and accessory sales	(2,319)	(26)%	(1,235)	(32)%	(1,084)	88%

	(8,582)	(98)%	(4,026)	(105)%	(4,556)	113%
Selling and marketing expenses	(11,917)	(136)%	(10,145)	(264)%	(1,772)	17%
General and administrative expenses	(163,547)	NM	(133,724)	NM	(29,823)	22%

Segment losses	(175,305)	NM	(144,045)	NM	(31,260)	22%
Management fee	31,836	NM	34,376	NM	(2,540)	(7)%
Depreciation and amortization	(12,061)	(138)%	(7,008)	(182)%	(5,053)	72%

Operating loss	(155,530)	NM	(116,677)	NM	(38,853)	33%
Interest expense, net	(96,071)	NM	(73,782)	NM	(22,289)	30%
Interest income	20,051	229%	41,156	NM	(21,105)	(51)%
Foreign currency transaction (losses) gains, net	(1,690)	(19)%	103	3%	(1,793)	NM
Debt conversion expense	—	—	(25,753)	NM	25,753	(100)%
Loss on extinguishment of debt	—	—	(6,311)	(164)%	6,311	(100)%
Other expense, net	(15,907)	(182)%	(5,486)	(142)%	(10,421)	190%

Loss before income tax	$(249,147)	NM	$(186,750)	NM	$(62,397)	33%

NM-Not Meaningful
     For the year ended December 31, 2008, corporate and other operating revenues and cost of revenues primarily represent the results of operations reported by Nextel Chile. We plan to expand the coverage and capacity of our network in Chile over the next several years, which will require additional investments in capital expenditures and will likely result in a modest level of start-up losses.
1. General and administrative expenses
     The $29.8 million, or 22%, increase in general and administrative expenses from 2007 to 2008 is primarily due to an increase in corporate personnel expenses related to our new technology and other initiatives, increased consulting expenses and a $4.9 million, or 8%, increase in stock-based compensation expense.
2. Interest expense, net
     The $22.3 million, or 30%, increase in net interest expense from 2007 to 2008 is substantially the result of recognizing a full twelve months of interest expense on our 3.125% convertible notes that we issued during the second quarter of 2007, including non-cash interest expense resulting from the amortization of the discount on those notes, partially offset by a decrease in interest due to the conversion of our 2.875% convertible notes in the third quarter of 2007.
3. Interest income
     The $21.1 million, or 51%, decrease in interest income from 2007 to 2008 is primarily due to the impact of a decrease in interest rates on average cash balances in the United States, as well as a decrease in average cash balances from 2007 to 2008.

4. Debt conversion expense
     The $25.8 million in debt conversion expense for 2007 represents cash consideration that we paid in connection with the tender offer for 99.99% of our 2.875% convertible notes in the third quarter of 2007. We did not tender any of our convertible notes in 2008.
5. Loss on extinguishment of debt
     We recognized a $6.3 million loss on extinguishment of debt in connection with the tender offer for 99.99% of our 2.875% convertible notes during the third quarter of 2007.
6. Other expense, net
     The $10.4 million increase in other expense, net, from 2007 to 2008 is primarily due to losses we recognized related to a decline in the value of our investment in a short-term investment fund in the United States resulting from a deterioration in market conditions. If market conditions continue to deteriorate, we could experience further losses in this short-term investment.
2. Year Ended December 31, 2007 vs. Year Ended December 31, 2006
     a. Consolidated

		% of		% of
	Year Ended	Consolidated	Year Ended	Consolidated	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2007	Revenues	2006	Revenues	Dollars	Percent
	(dollars in thousands)
Operating revenues
Service and other revenues	$3,184,696	97%	$2,279,922	96%	$904,774	40%
Digital handset and accessory revenues	111,599	3%	91,418	4%	20,181	22%

	3,296,295	100%	2,371,340	100%	924,955	39%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(850,934)	(26)%	(597,262)	(25)%	(253,672)	42%
Cost of digital handset and accessory sales	(443,760)	(13)%	(331,714)	(14)%	(112,046)	34%

	(1,294,694)	(39)%	(928,976)	(39)%	(365,718)	39%
Selling and marketing expenses	(445,516)	(14)%	(321,240)	(14)%	(124,276)	39%
General and administrative expenses	(632,377)	(19)%	(459,133)	(19)%	(173,244)	38%
Depreciation and amortization	(305,029)	(9)%	(202,455)	(9)%	(102,574)	51%

Operating income	618,679	19%	459,536	19%	159,143	35%
Interest expense, net	(160,642)	(5)%	(104,858)	(4)%	(55,784)	53%
Interest income	67,429	2%	51,057	2%	16,372	32%
Foreign currency transaction gains, net	19,008	1%	3,557	—	15,451	NM
Debt conversion expense	(25,753)	(1)%	(5,070)	—	(20,683)	NM
Loss on extinguishment of debt	(6,311)	—	—	—	(6,311)	NM
Other expense, net	(1,914)	—	(6,000)	—	4,086	(68)%

Income before income tax provision	510,496	16%	398,222	17%	112,274	28%
Income tax provision	(156,748)	(5)%	(113,272)	(5)%	(43,476)	38%

Net income	$353,748	11%	$284,950	12%	$68,798	24%

NM-Not Meaningful
     The amounts included in the table above reflect the impact of our retrospective application of FSP APB 14-1. See Note 1 to our consolidated financial statements for more information related to our application of this pronouncement.
1.Operating revenues

     The $904.8 million, or 40%, increase in consolidated service and other revenues from 2006 to 2007 is primarily due to a 38% increase in the average number of total handsets in service, primarily in Mexico and Brazil, resulting from continued strong demand for our services and our balanced growth and expansion strategy, as well as a $64.5 million, or 53%, increase in revenues generated from our handset maintenance programs as a result of an increase in the number of subscribers participating in these programs. Average consolidated revenues per handset remained relatively stable from 2006 to 2007.
     The $20.2 million, or 22%, increase in consolidated digital handset and accessory revenues from 2006 to 2007 is primarily due to a 53% increase in handset upgrades, as well as a 41% increase in handset sales, partially offset by lower sales revenue per handset resulting from a change in the mix of handsets sold and handset promotions, primarily in Mexico.
2. Cost of revenues
     The $253.7 million, or 42%, increase in consolidated cost of service from 2006 to 2007 is principally a result of the following:
•	a $149.1 million, or 48%, increase in consolidated interconnect costs resulting primarily from a 34% increase in consolidated interconnect minutes of use, as well as an increase in the proportion of mobile-to-mobile minutes of use, which generally have higher per minute interconnection costs;

•	a $60.8 million, or 30%, increase in consolidated direct switch and transmitter and receiver site costs resulting from a 20% increase in the total number of sites in service from December 31, 2006 to December 31, 2007 and an increase in costs per site; and

•	a $26.0 million, or 39%, increase in consolidated service and repair costs mainly resulting from an increase in subscribers participating under our handset maintenance programs.
     The $112.0 million, or 34%, increase in consolidated cost of digital handset and accessory sales from 2006 to 2007 is primarily due to a 41% increase in total handset sales, as well as a 53% increase in handset upgrades, partially offset by lower costs per handset sale resulting from reductions in handset unit costs and a change in the mix of handsets sold in 2007.
3. Selling and marketing expenses
     The $124.3 million, or 39%, increase in consolidated selling and marketing expenses from 2006 to 2007 is principally a result of the following:
•	a $53.1 million, or 41%, increase in consolidated indirect commissions resulting from a 37% increase in total handset sales through external sales channels;

•	a $43.0 million, or 37%, increase in consolidated payroll expenses and direct commissions resulting from a 46% increase in total handset sales by internal sales personnel, partially offset by a decrease in direct commission per handset sale, primarily in Mexico; and

•	a $24.7 million, or 39%, increase in consolidated advertising expenses, primarily in Mexico and Brazil, mainly related to the launch of new markets in connection with our expansion plan and increased advertising initiatives related to overall subscriber growth.
4. General and administrative expenses
     The $173.2 million, or 38%, increase in consolidated general and administrative expenses from 2006 to 2007 is primarily a result of the following:

•	a $53.7 million, or 48%, increase in consolidated customer care expenses, mainly payroll and related expenses, resulting from additional customer care personnel necessary to support a larger customer base;

•	a $46.4 million, or 25%, increase in general corporate costs largely due to higher personnel costs related to an increase in headcount and higher facilities-related expenses due to continued subscriber growth and expansion into new areas;

•	a $19.3 million, or 66%, increase in revenue-based taxes in Brazil that we report on a gross basis as both service and other revenues and general and administrative expenses;

•	an $18.1 million, or 61%, increase in stock option compensation expense, primarily resulting from grants of stock options in April 2006 and April 2007;

•	a $16.0 million, or 53%, increase in consolidated bad debt expense, primarily in Mexico, as a result of the 39% increase in consolidated operating revenues. Bad debt expense as a percentage of consolidated operating revenues increased slightly from 1.3% in 2006 to 1.4% in 2007; and

•	a $15.0 million, or 34%, increase in information technology repair and maintenance costs primarily in Mexico and Brazil related to the expansion of our mobile networks.
5. Depreciation and amortization
     The $102.6 million, or 51%, increase in consolidated depreciation and amortization from 2006 to 2007 is primarily due to a 41% increase in our consolidated property, plant and equipment in service from December 31, 2006 to December 31, 2007 resulting from the continued expansion of our mobile networks, mainly in Mexico and Brazil.
6. Interest expense, net
     The $55.8 million, or 53%, increase in consolidated net interest expense from 2006 to 2007 is primarily due to the following:
•	$40.9 million of interest expense incurred on our 3.125% convertible notes that we issued in May 2007, including non-cash interest expense resulting from the amortization of the discount on those notes;

•	a $10.8 million increase in interest incurred on our towers financing transactions and capital lease obligations in Mexico and Brazil primarily due to increases in both the number of towers financed and capital leases;

•	a $7.5 million decrease in capitalized interest related to a significant decline in average construction-in-progress balances, primarily in Mexico and Brazil; and

•	$3.1 million of interest incurred on borrowings under Nextel Brazil’s syndicated loan facility; partially offset by

•	a $9.7 million decrease in interest expense due to the conversion of our 3.5% convertible notes during the fourth quarter of 2006 and our 2.875% convertible notes during the third quarter of 2007.
7. Interest income
     The $16.4 million, or 32%, increase in consolidated interest income from 2006 to 2007 is largely due to higher average consolidated cash balances, primarily in the United States, resulting from the $1.2 billion in gross proceeds we received from the 3.125% convertible notes that we issued in May 2007.

8. Foreign currency transaction gains, net
     Consolidated foreign currency transaction gains of $19.0 million for 2007 are mostly the result of the strengthening of the Brazilian real relative to the U.S. dollar on Nextel Brazil’s U.S. dollar-denominated liabilities, primarily on a short-term intercompany bridge loan and its syndicated loan facility.
9. Debt conversion expense
     Debt conversion expense for 2007 represents $25.8 million in cash consideration and direct external costs that we paid in connection with the tender offer for 99.99% of our 2.875% convertible notes in the third quarter of 2007.
     Debt conversion expense for 2006 represents $5.1 million in cash consideration and direct external costs that we paid in connection with the conversion of the remaining $91.4 million of our 3.5% convertible notes during the fourth quarter of 2006.
10. Loss on extinguishment of debt
     We recognized a $6.3 million loss on extinguishment of debt in connection with the tender offer for 99.99% of our 2.875% convertible notes during the third quarter of 2007.
11. Income tax provision
     The $43.5 million, or 38%, increase in the consolidated income tax provision from 2006 to 2007 is primarily due to a $112.3 million, or 28%, increase in income before taxes and a $69.6 million tax provision for future remittances of certain undistributed earnings by Nextel Argentina and Nextel Mexico that we recorded in 2007. These increases were partially offset by the release of $48.7 million in post-reorganization deferred tax asset valuation allowance by Nextel Brazil in 2007. In addition, the 2006 income tax provision included a $17.1 million tax benefit related to an out-of-period adjustment.
Segment Results

						% of
						Consolidated
		% of		% of	Selling,	Selling,
Year Ended		Consolidated		Consolidated	General and	General and	Segment
December 31,	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
2007	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)
	(dollars in thousands)
Nextel Mexico	$1,792,699	55%	$(621,975)	48%	$(494,879)	46%	$675,845
Nextel Brazil	867,964	26%	(365,548)	28%	(284,631)	27%	217,785
Nextel Argentina	442,093	13%	(203,672)	16%	(100,067)	9%	138,354
Nextel Peru	190,858	6%	(100,642)	8%	(54,447)	5%	35,769
Corporate and other	3,850	—	(4,026)	—	(143,869)	13%	(144,045)
Intercompany eliminations	(1,169)	—	1,169	—	—	—	—

Total consolidated	$3,296,295	100%	$(1,294,694)	100%	$(1,077,893)	100%

						% of
						Consolidated
		% of		% of	Selling,	Selling,
Year Ended		Consolidated		Consolidated	General and	General and	Segment
December 31,	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
2006	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)
	(dollars in thousands)
Nextel Mexico	$1,341,297	57%	$(448,072)	48%	$(362,541)	46%	$530,684
Nextel Brazil	536,988	23%	(243,288)	26%	(178,556)	23%	115,144
Nextel Argentina	345,034	14%	(159,025)	17%	(87,013)	11%	98,996

						% of
						Consolidated
		% of		% of	Selling,	Selling,
Year Ended		Consolidated		Consolidated	General and	General and	Segment
December 31,	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
2006	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)
	(dollars in thousands)
Nextel Peru	146,373	6%	(77,385)	9%	(42,910)	6%	26,078
Corporate and other.	2,425	—	(1,983)	—	(109,353)	14%	(108,911)
Intercompany eliminations	(777)	—	777	—	—	—	—

Total consolidated	$2,371,340	100%	$(928,976)	100%	$(780,373)	100%

     In accordance with accounting principles generally accepted in the United States, we translated the results of operations of our operating segments using the average exchange rates for the years ended December 31, 2007, 2006 and 2005. The following table presents the average exchange rates we used to translate the results of operations of our operating segments, as well as changes from the average exchange rates utilized in prior periods. Because the U.S. dollar is the functional currency in Peru, Nextel Peru’s results of operations are not significantly impacted by changes in the U.S. dollar to Nuevo sol exchange rate.

				2006 to 2007	2005 to 2006
	2007	2006	2005	Percent Change	Percent Change
Mexican peso	10.93	10.90	10.90	(0.3)%	0.0%
Brazilian real	1.95	2.18	2.43	11.8%	11.5%
Argentine peso	3.12	3.08	2.92	(1.3)%	(5.2)%

     A discussion of the results of operations in each of our reportable segments is provided below.
     b. Nextel Mexico

		% of		% of
		Nextel		Nextel
	Year Ended	Mexico's	Year Ended	Mexico's	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2007	Revenues	2006	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$1,762,596	98%	$1,319,371	98%	$443,225	34%
Digital handset and accessory revenues	30,103	2%	21,926	2%	8,177	37%

	1,792,699	100%	1,341,297	100%	451,402	34%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(343,979)	(19)%	(257,086)	(19)%	(86,893)	34%
Cost of digital handset and accessory sales	(277,996)	(16)%	(190,986)	(14)%	(87,010)	46%

	(621,975)	(35)%	(448,072)	(33)%	(173,903)	39%
Selling and marketing expenses	(262,495)	(14)%	(197,653)	(15)%	(64,842)	33%
General and administrative expenses	(232,384)	(13)%	(164,888)	(12)%	(67,496)	41%

Segment earnings	675,845	38%	530,684	40%	145,161	27%
Management fee	(34,376)	(2)%	—	—	(34,376)	NM
Depreciation and amortization	(151,597)	(9)%	(105,892)	(8)%	(45,705)	43%

Operating income	489,872	27%	424,792	32%	65,080	15%
Interest expense, net	(60,527)	(3)%	(38,424)	(3)%	(22,103)	58%
Interest income	29,605	2%	32,377	2%	(2,772)	(9)%
Foreign currency transaction gains, net	2,559	—	3,957	—	(1,398)	(35)%
Other income (expense), net	2,103	—	(3,173)	—	5,276	(166)%

Income before income tax	$463,612	26%	$419,529	31%	$44,083	11%

NM-Not Meaningful
     The average exchange rate of the Mexican peso for the year ended December 31, 2007 depreciated against the U.S. dollar by less than 1% from the year ended December 31, 2006. As a result, the components of Nextel Mexico’s results of operations after translation into U.S. dollars are largely comparable from 2006 to 2007.
1.	Operating revenues
     The $443.2 million, or 34%, increase in service and other revenues from 2006 to 2007 is primarily due to the following:
•	a 39% increase in the average number of handsets in service resulting from growth in Nextel Mexico’s existing markets, as well as the expansion of service coverage into new markets during both 2006 and 2007; and

•	a $27.0 million, or 55%, increase in revenues generated from Nextel Mexico’s handset maintenance program as a result of an increase in subscribers participating in this program; partially offset by

•	a decline in average revenue per subscriber.
     The $8.2 million, or 37%, increase in digital handset and accessory revenues from 2006 to 2007 is primarily the result of a 47% increase in handset sales and a 58% increase in handset upgrades, partially offset by lower sales revenue per handset resulting from handset promotions under which Nextel Mexico offered handsets to new and existing customers at discounted prices in order to meet competitive offers in the market.

2.	Cost of revenues
     The $86.9 million, or 34%, increase in cost of service from 2006 to 2007 is principally a result of the following:
•	a $50.3 million, or 39%, increase in interconnect costs, largely as a result of a 33% increase in interconnect system minutes of use, as well as an increase in the proportion of mobile-to-mobile minutes of use, which generally have higher per minute costs;

•	a $20.5 million, or 21%, increase in direct switch and transmitter and receiver site costs resulting from a 16% increase in the number of sites in service from December 31, 2006 to December 31, 2007, as well as an increase in operating and maintenance costs per site; and

•	a $7.3 million, or 36%, increase in service and repair costs largely due to a 37% increase in subscribers participating in Nextel Mexico’s handset maintenance program.
     The $87.0 million, or 46%, increase in cost of digital handsets and accessory sales from 2006 to 2007 is primarily due to a 47% increase in handset sales, as well as a 58% increase in handset upgrades.
3.	Selling and marketing expenses
     The $64.8 million, or 33%, increase in selling and marketing expenses from 2006 to 2007 is primarily a result of the following:
•	a $34.6 million, or 38%, increase in indirect commissions, primarily due to a 39% increase in handset sales by Nextel Mexico’s third party dealers;

•	a $19.5 million, or 35%, increase in direct commissions and payroll expenses, principally due to a 61% increase in handset sales by Nextel Mexico’s sales personnel, partially offset by a decrease in direct commission per handset sale resulting from a change in the mix of rate plans sold; and

•	an $8.7 million, or 20%, increase in advertising costs resulting from the launch of new markets in connection with Nextel Mexico’s expansion plan, the launch of new rate plans and the establishment of objectives to reinforce market awareness of the Nextel brandname.
4.	General and administrative expenses
     The $67.5 million, or 41%, increase in general and administrative expenses from 2006 to 2007 is largely a result of the following:
•	a $28.7 million, or 51%, increase in customer care expenses, primarily due to an increase in payroll and employee related expenses caused by an increase in customer care personnel necessary to support a growing customer base, as well as an increase in the number of retail stores in Mexico;

•	a $22.9 million, or 32%, increase in general corporate costs resulting from an increase in payroll and related expenses caused by more general and administrative personnel, higher business insurance expenses and increased facilities costs due to Nextel Mexico’s expansion into new markets; and

•	a $11.3 million, or 69%, increase in bad debt expense, primarily from higher revenues and the introduction of certain rate plans that are available to customers with higher credit risk. Bad debt as a percentage of revenue increased from 1.2% in 2006 to 1.5% in 2007.
5.	Management fee
     We charge a management fee to Nextel Mexico for its share of the corporate management services performed by us, which effective January 1, 2007, we began including in our segment reporting information. Nextel Mexico incurred a management fee of $34.4 million in 2007. During 2006, Nextel Mexico incurred a management fee of $47.9 million.
6.	Depreciation and amortization
     The $45.7 million, or 43%, increase in depreciation and amortization from 2006 to 2007 is primarily due to a 27% increase in Nextel Mexico’s property, plant and equipment in service resulting from the continued build-out of Nextel Mexico’s network in connection with its expansion plan, as well as a $5.7 million increase in amortization due to the acquisition of new licenses in late 2006.
7.	Interest expense, net
     Excluding $10.1 million in interest on the management fee in 2007 that was not recognized for segment reporting purposes in 2006, Nextel Mexico’s interest expense increased $12.0 million, or 31%, mostly as a result of a decrease in capitalized interest related to a significant decrease in average construction-in-progress balances in connection with the substantial completion of Nextel Mexico’s expansion plan. This increase was also due to an increase in interest incurred on Nextel Mexico’s towers financing and co-location capital leases resulting from an increase in the number of communication tower and co-location agreements.
c. Nextel Brazil

		% of		% of
		Nextel		Nextel
	Year Ended	Brazil's	Year Ended	Brazil's	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2007	Revenues	2006	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$833,241	96%	$500,315	93%	$332,926	67%
Digital handset and accessory revenues	34,723	4%	36,673	7%	(1,950)	(5)%

	867,964	100%	536,988	100%	330,976	62%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(284,744)	(33)%	(172,336)	(32)%	(112,408)	65%
Cost of digital handset and accessory sales	(80,804)	(9)%	(70,952)	(13)%	(9,852)	14%

	(365,548)	(42)%	(243,288)	(45)%	(122,260)	50%
Selling and marketing expenses	(117,754)	(14)%	(70,411)	(13)%	(47,343)	67%
General and administrative expenses	(166,877)	(19)%	(108,145)	(21)%	(58,732)	54%

Segment earnings	217,785	25%	115,144	21%	102,641	89%
Depreciation and amortization	(96,435)	(11)%	(59,250)	(11)%	(37,185)	63%

Operating income	121,350	14%	55,894	10%	65,456	117%
Interest expense, net	(33,943)	(4)%	(23,961)	(5)%	(9,982)	42%
Interest income	744	—	3,490	1%	(2,746)	(79)%
Foreign currency transaction gains (losses), net	14,595	2%	(387)	—	14,982	NM
Other expense, net	(127)	—	(1,876)	—	1,749	(93)%

Income before income tax	$102,619	12%	$33,160	6%	$69,459	209%

NM-Not Meaningful
     The average exchange rate of the Brazilian real for the year ended December 31, 2007 appreciated against the U.S. dollar by 12% from the year ended December 31, 2006. As a result, the components of Nextel Brazil’s results of operations after translation into U.S. dollars reflect higher increases than would have occurred if it were not for the impact of the appreciation in the average value of the Brazilian real relative to the U.S. dollar.
1.	Operating revenues

     The $332.9 million, or 67%, increase in service and other revenues from 2006 to 2007 is primarily a result of the following:
•	a 43% increase in the average number of handsets in service resulting from growth in Nextel Brazil’s existing markets and the expansion of service coverage into new markets in connection with our balanced growth and expansion objectives;

•	the 12% appreciation of the Brazilian real against the U.S. dollar;

•	a $24.4 million, or 72%, increase in revenues generated from Nextel Brazil’s handset maintenance program as a result of an increase in subscribers participating in this program; and

•	an increase in local currency-based average revenue per subscriber.
     The $2.0 million, or 5%, decrease in digital handset and accessory revenues from 2006 to 2007 is primarily due to a decrease in handset sales revenues resulting from a larger proportion of sales in 2007 of SIM cards, which allow a customer to use our service by inserting the card into a separately purchased handset and which generate lower sales revenues per unit than handsets.
2.	Cost of revenues
     The $112.4 million, or 65%, increase in cost of service from 2006 to 2007 is primarily due to the following:
•	a $73.3 million, or 88%, increase in interconnect costs resulting from a 50% increase in interconnect minutes of use, as well as an increase in the proportion of mobile-to-mobile minutes of use, which generally have higher per minute costs;

•	a $29.9 million, or 48%, increase in direct switch and transmitter and receiver site costs resulting from a 24% increase in the number of sites in service from December 31, 2006 to December 31, 2007, as well as an increase in operating and maintenance costs per site; and

•	a $4.1 million, or 24%, increase in service and repair costs largely due to a 40% increase in subscribers participating in Nextel Brazil’s handset maintenance program.
     The increase in cost of service also resulted from the 12% appreciation of the Brazilian real against the U.S. dollar.
     The $9.9 million, or 14%, increase in cost of digital handset and accessory sales from 2006 to 2007 is primarily due to a 53% increase in handset upgrades, partially offset by a decrease in handset costs resulting from the larger proportion in 2007 of sales of SIM cards, which have a significantly lower cost per unit than handsets.
3.	Selling and marketing expenses
     The $47.3 million, or 67%, increase in selling and marketing expenses from 2006 to 2007 is principally due to the following:
•	an $18.9 million, or 56%, increase in payroll and direct commissions largely as a result of a 45% increase in handset sales by Nextel Brazil’s sales force and an increase in selling and marketing personnel necessary to support continued sales growth;

•	a $14.6 million, or 96%, increase in advertising expenses resulting from the launch of new markets in connection with Nextel Brazil’s expansion plan, its sponsorship of the Copa Nextel Stock Car races, a professional racecar event, and its continued print and media campaigns for various products and services, including the launch of Blackberry services; and

•	a $13.1 million, or 71%, increase in indirect commissions resulting from a 43% increase in handset sales through Nextel Brazil’s external sales channels, as well as an increase in indirect commissions earned per handset sale resulting from premiums paid on sales exceeding pre-established thresholds.
     All of these increases were also affected by the 12% appreciation of the Brazilian real against the U.S. dollar.
4.	General and administrative expenses
     The $58.7 million, or 54%, increase in general and administrative expenses from 2006 to 2007 is primarily a result of the following:
•	a $19.3 million, or 66%, increase in revenue-based taxes that we report on a gross basis as both service and other revenues and general and administrative expenses, primarily due to the 67% increase in Nextel Brazil’s service and other revenues;

•	a $17.4 million, or 53%, increase in customer care expenses resulting from an increase in customer care personnel necessary to support a larger customer base, as well as an increase in the number of retail stores;

•	a $13.6 million, or 53%, increase in general corporate costs primarily resulting from an increase in general and administrative personnel necessary to support Nextel Brazil’s expansion, as well as an increase in facilities costs due to the expansion into new markets; and

•	a $5.3 million, or 57%, increase in information technology expenses related to the expansion of Nextel Brazil’s network and the implementation of new systems.
     All of these increases were also affected by the 12% appreciation of the Brazilian real against the U.S. dollar.
5.	Depreciation and amortization
     The $37.2 million, or 63%, increase in depreciation and amortization from 2006 to 2007 is primarily due to a 75% increase in Nextel Brazil’s property, plant and equipment in service resulting from the continued build-out of Nextel Brazil’s mobile network, as well as the 12% appreciation of the Brazilian real against the U.S. dollar.
6.	Interest expense, net
     The $10.0 million, or 42%, increase in net interest expense from 2006 to 2007 is primarily the result of increased interest incurred on Nextel Brazil’s tower financing and capital lease obligations due to an increase in both the number of towers financed and capital leases, $3.1 million of interest incurred on borrowings under Nextel Brazil’s syndicated loan facility, a decrease in capitalized interest and the 12% appreciation of the Brazilian real against the U.S. dollar.
     As a result of the drawdown of amounts under its syndicated loan facility in the fourth quarter of 2007, we expect that Nextel Brazil’s net interest expense will increase in 2008 as we incur interest under that facility for a full year.
7.	Foreign currency transaction gains (losses), net
     Foreign currency transaction gains of $14.6 million for 2007 is primarily due to the strengthening of the Brazilian real relative to the U.S. dollar on Nextel Brazil’s U.S. dollar-denominated liabilities, primarily on a short-term intercompany bridge loan and its syndicated loan facility.

d. Nextel Argentina

		% of		% of
		Nextel		Nextel
	Year Ended	Argentina's	Year Ended	Argentina's	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2007	Revenues	2006	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$408,142	92%	$320,664	93%	$87,478	27%
Digital handset and accessory revenues	33,951	8%	24,370	7%	9,581	39%

	442,093	100%	345,034	100%	97,059	28%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(151,404)	(34)%	(113,609)	(33)%	(37,795)	33%
Cost of digital handset and accessory sales	(52,268)	(12)%	(45,416)	(13)%	(6,852)	15%

	(203,672)	(46)%	(159,025)	(46)%	(44,647)	28%
Selling and marketing expenses	(34,646)	(8)%	(27,752)	(8)%	(6,894)	25%
General and administrative expenses	(65,421)	(15)%	(59,261)	(17)%	(6,160)	10%

Segment earnings	138,354	31%	98,996	29%	39,358	40%
Depreciation and amortization	(30,436)	(7)%	(20,255)	(6)%	(10,181)	50%

Operating income	107,918	24%	78,741	23%	29,177	37%
Interest expense, net	(2,466)	—	(2,330)	(1)%	(136)	6%
Interest income	5,370	2%	2,509	1%	2,861	114%
Foreign currency transaction gains (losses), net	1,244	—	(18)	—	1,262	NM
Other income, net	1,594	—	329	—	1,265	NM

Income before income tax	$113,660	26%	$79,231	23%	$34,429	43%

NM-Not Meaningful
     The average exchange rate of the Argentine peso for the year ended December 31, 2007 depreciated against the U.S. dollar by 1% from the year ended December 31, 2006. As a result, the components of Nextel Argentina’s results of operations after translation into U.S. dollars are largely comparable from 2006 to 2007.
1.	Operating revenues
     The $87.5 million, or 27%, increase in service and other revenues from 2006 to 2007 is primarily attributable to the following:
•	a 28% increase in the average number of handsets in service, resulting mostly from growth in Nextel Argentina’s existing markets; and

•	an $11.3 million, or 35%, increase in revenues generated from Nextel Argentina’s handset maintenance program as a result of an increase in the number of subscribers participating in this program.
     The $9.6 million, or 39%, increase in digital handset and accessory revenues from 2006 to 2007 is mostly the result of a 21% increase in handset sales, as well as a 30% increase in handset upgrades.
2.	Cost of revenues
     The $37.8 million, or 33%, increase in cost of service from 2006 to 2007 is principally a result of the following:
•	a $16.3 million, or 26%, increase in interconnect costs, largely as a result of an 18% increase in interconnect system minutes of use, as well as an increase in the proportion of mobile-to-mobile minutes of use, which generally have higher per minute costs;

•	a $13.0 million, or 53%, increase in service and repair costs, largely due to a 60% increase in subscribers participating in Nextel Argentina’s handset maintenance program; and

•	a $6.8 million, or 27%, increase in direct switch and transmitter and receiver site costs due to a 21% increase in the number of sites in service from December 31, 2006 to December 31, 2007, as well as increases in operating and maintenance costs, rental costs and municipal taxes per site.
     The $6.9 million, or 15%, increase in cost of digital handset and accessory sales from 2006 to 2007 is primarily the result of a 21% increase in handset sales, as well as a 30% increase in handset upgrades.
3. Selling and marketing expenses
     The $6.9 million, or 25%, increase in selling and marketing expenses from 2006 to 2007 is primarily due to the following:
•	a $3.5 million, or 29%, increase in indirect commissions, principally resulting from a 25% increase in handset sales by Nextel Argentina’s dealers, as well as an increase in indirect commissions earned per handset sale; and

•	a $2.0 million, or 19%, increase in direct commissions and payroll expenses, mostly due to a 16% increase in handset sales by Nextel Argentina’s sales personnel.
4. General and administrative expenses
     The $6.2 million, or 10%, increase in general and administrative expenses from 2006 to 2007 is primarily a result of the following:
•	a $4.4 million, or 36%, increase in customer care expenses resulting from an increase in customer care personnel necessary to support a larger customer base; and

•	a $2.4 million, or 34%, increase in information technology expenses caused by an increase in information technology personnel and higher software maintenance costs; partially offset by

•	a $1.8 million, or 5%, decrease in general corporate costs primarily due to a lower turnover tax rate required in 2007 and a cost reduction resulting from a change in the calculation of universal service taxes.
5. Depreciation and amortization
     The $10.2 million, or 50%, increase in depreciation and amortization from 2006 to 2007 is primarily due to a 30% increase in Nextel Argentina’s property, plant and equipment in service, as well as the correction of an error in the computation of the useful life of certain software that Nextel Argentina recorded during the second quarter of 2006.
6. Interest income
     The $2.9 million, or 114%, increase in interest income from 2006 to 2007 is primarily the result of an increase in Nextel Argentina’s average cash balances.

1

e. Nextel Peru

		% of		% of
		Nextel		Nextel
	Year Ended	Peru’s	Year Ended	Peru’s	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2007	Revenues	2006	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$178,058	93%	$137,924	94%	$40,134	29%
Digital handset and accessory revenues	12,800	7%	8,449	6%	4,351	51%

	190,858	100%	146,373	100%	44,485	30%

Cost of revenue
Cost of service (exclusive of depreciation included below)	(69,185)	(36)%	(53,145)	(36)%	(16,040)	30%
Cost of digital handset and accessory sales	(31,457)	(17)%	(24,240)	(17)%	(7,217)	30%

	(100,642)	(53)%	(77,385)	(53)%	(23,257)	30%
Selling and marketing expenses	(20,476)	(10)%	(17,213)	(12)%	(3,263)	19%
General and administrative expenses	(33,971)	(18)%	(25,697)	(17)%	(8,274)	32%

Segment earnings	35,769	19%	26,078	18%	9,691	37%
Depreciation and amortization	(19,946)	(11)%	(12,970)	(9)%	(6,976)	54%

Operating income	15,823	8%	13,108	9%	2,715	21%
Interest expense, net	(120)	—	(145)	—	25	(17)%
Interest income	750	1%	1,070	1%	(320)	(30)%
Foreign currency transaction gains, net	507	—	106	—	401	NM
Other income, net	2	—	2	—	—	0%

Income before income tax	$16,962	9%	$14,141	10%	$2,821	20%

NM-Not Meaningful
     Because the U.S. dollar is the functional currency in Peru, Nextel Peru’s results of operations are not significantly impacted by changes in the U.S. dollar to Nuevo sol exchange rate.
1. Operating revenues
     The $40.1 million, or 29%, increase in service and other revenues from 2006 to 2007 is primarily due to a 37% increase in the average number of handsets in service, partially offset by a decrease in average revenue per subscriber mainly resulting from an increase in sales of prepaid rate plans, which typically have lower average revenues per subscriber, during 2007 compared to 2006.
     The $4.4 million, or 51%, increase in digital handset and accessory revenues from 2006 to 2007 is primarily the result of a 35% increase in handset sales, as well as an increase in handset upgrades.
2. Cost of revenues
     The $16.0 million, or 30%, increase in cost of service from 2006 to 2007 is largely a result of the following:
•	a $9.4 million, or 27%, increase in interconnect costs due to a 24% increase in interconnect minutes of use;

•	a $3.0 million, or 26%, increase in direct switch and transmitter and receiver site costs due to a 13% increase in the number of sites in service from December 31, 2006 to December 31, 2007, as well as an increase in operating and maintenance costs per site; and

•	a $2.0 million, or 39%, increase in service and repair costs largely due to a 41% increase in subscribers participating in Nextel Peru’s handset maintenance program.

2

     The $7.2 million, or 30%, increase in cost of digital handsets and accessory sales from 2006 to 2007 is largely the result of a 35% increase in handset sales, as well as an increase in handset upgrades.
3. Selling and marketing expenses
     The $3.3 million, or 19%, increase in selling and marketing expenses from 2006 to 2007 is primarily due to a $2.3 million, or 27%, increase in direct commissions and payroll expenses principally due to a 31% increase in handset sales by Nextel Peru’s sales personnel.
4. General and administrative expenses
     The $8.3 million, or 32%, increase in general and administrative expenses from 2006 to 2007 is primarily due to the following:
•	a $3.1 million, or 33%, increase in general corporate costs due to an increase in general and administrative personnel necessary to support Nextel Peru’s expanding business;

•	a $2.5 million, or 26%, increase in customer care expenses, mainly caused by an increase in customer care and billing operations personnel needed to support a growing customer base; and

•	a $1.8 million, or 38%, increase in information technology costs primarily resulting from the implementation of a new billing system.
5. Depreciation and amortization
     The $7.0 million, or 54%, increase in depreciation and amortization from 2006 to 2007 is primarily due to a 22% increase in Nextel Peru’s property, plant and equipment in service, as well as additional depreciation related to the early retirement of certain network equipment.
f. Corporate and other

		% of		% of
		Corporate		Corporate
	Year Ended	and other	Year Ended	and other	Change from
	December 31,	Operating	December 31,	Operating	Previous Year
	2007	Revenues	2006	Revenues	Dollars	Percent
			(dollars in thousands)
Operating revenues
Service and other revenues	$3,828	99%	$2,425	100%	$1,403	58%
Digital handset and accessory revenues	22	1%	—	—	22	NM

	3,850	100%	2,425	100%	1,425	59%

Cost of revenues
Cost of service (exclusive of depreciation and amortization included below)	(2,791)	(73)%	(1,863)	(77)%	(928)	50%
Cost of digital handset and accessory sales	(1,235)	(32)%	(120)	(5)%	(1,115)	NM

	(4,026)	(105)%	(1,983)	(82)%	(2,043)	103%
Selling and marketing expenses	(10,145)	(264)%	(8,211)	(339)%	(1,934)	24%
General and administrative expenses	(133,724)	NM	(101,142)	NM	(32,582)	32%

Segment losses	(144,045)	NM	(108,911)	NM	(35,134)	32%
Management fee	34,376	NM	—	—	34,376	NM
Depreciation and amortization	(7,008)	(182)%	(4,481)	(185)%	(2,527)	56%

Operating loss	(116,677)	NM	(113,392)	NM	(3,285)	3%
Interest expense, net	(73,782)	NM	(40,092)	NM	(33,690)	84%
Interest income	41,156	NM	11,705	NM	29,451	252%
Foreign currency transaction gains (losses), net	103	3%	(101)	(4)%	204	(202)%
Debt conversion expense	(25,753)	NM	(5,070)	(209)%	(20,683)	NM
Loss on extinguishment of debt	(6,311)	(164)%	—	—	(6,311)	NM
Other expense, net	(5,486)	(142)%	(1,282)	(53)%	(4,204)	NM

Loss before income tax	$(186,750)	NM	$(148,232)	NM	$(38,518)	26%

NM-Not Meaningful
     For the year ended December 31, 2007, corporate and other operating revenues and cost of revenues primarily represent the results of both digital and analog operations reported by Nextel Chile, which launched digital services in Chile during the fourth quarter of 2006. For the year ended December 31, 2006, corporate and other operating revenues and cost of revenues primarily represent the results of analog operations reported by Nextel Chile.
1. General and administrative expenses
     The $32.6 million, or 32%, increase in general and administrative expenses from 2006 to 2007 is primarily due to an $18.1 million, or 61%, increase in stock option compensation expense, an increase in corporate payroll and related expenses and an increase in outside service costs, specifically for consulting services.
2. Management fee
     During 2007, Nextel Mexico incurred a management fee of $34.4 million for services rendered by corporate management. Although we have been charging this fee to Nextel Mexico for several years, we began reporting this management fee as a separate line item in our segment reporting information beginning January 1, 2007. As a result, we have recorded this management fee as a contra-expense in the table presented above.
3. Interest expense, net
     The $33.7 million, or 84%, increase in net interest expense from 2006 to 2007 is substantially the result of $40.9 million in interest related to our 3.125% convertible notes that we issued in the second quarter of 2007, including non-cash interest expense resulting from the amortization of the discount on those notes, partially offset by a $9.7 million decrease in interest expense due to the conversion of our 3.5% convertible notes and 2.875% convertible notes.
4. Interest income
     The $29.5 million increase in interest income from 2006 to 2007 is largely due to higher average cash balances resulting from the $1.2 billion in gross proceeds we received from the 3.125% convertible notes that we issued in May 2007.
5. Debt conversion expense
     Debt conversion expense for 2007 represents $25.8 million in cash consideration and direct external costs that we paid in connection with the tender offer for 99.99% of our 2.875% convertible notes in the third quarter of 2007.
     Debt conversion expense for 2006 represents $5.1 million in cash consideration and direct external costs that we paid in connection with the conversion of the remaining $91.4 million of our 3.5% convertible notes during the fourth quarter of 2006.
6. Loss on extinguishment of debt
     We recognized a $6.3 million loss on extinguishment of debt in connection with the tender offer for 99.99% of our 2.875% convertible notes during the third quarter of 2007.

7. Other expense, net
     The $4.2 million increase in other expense, net, from 2006 to 2007 is mainly due to a decline in the value of our investment in a short-term investment fund, which we previously characterized as a cash equivalent investment, resulting from changing credit market conditions. Due to these changing conditions, we evaluated the decline in the market value of the investment and determined that unrealized losses related to certain securities in this investment should be recognized as other-than-temporary. We made these assessments by reviewing the relevant factors and considering all available evidence, including specific and individual investment data, the length of time and the extent to which the market value was less than cost, the financial condition and near-term prospects of our investment fund and our intent and ability to hold the investment. As a result, we recognized a pre-tax $3.1 million loss related to the decline in the fair value of our investment.
C. Liquidity and Capital Resources
     We derive our liquidity and capital resources primarily from cash flows from our operations. As of December 31, 2008, we had working capital, which is defined as total current assets less total current liabilities, of $1,374.1 million, a $262.7 million decrease compared to working capital of $1,636.8 million as of December 31, 2007, primarily due to cash used for capital expenditures. Our working capital includes $1,243.3 million in cash and cash equivalents as of December 31, 2008, of which about 48% was held in currencies other than U.S. dollars, with a majority held in Mexican pesos, and $82.0 million of short-term investments, about half of which is held in Brazilian reais. A substantial portion of our cash and cash equivalents held in U.S. dollars is maintained in U.S. treasury security funds, and our cash and cash equivalents held in local currencies is typically maintained in highly liquid overnight securities and certificates of deposit. For the year ended December 31, 2008, the effect of exchange rate changes on consolidated cash and cash equivalents was $126.6 million.
     In January 2008, our Board of Directors authorized a program to purchase shares of our common stock for cash. The Board approved the purchase of shares having an aggregate market value of up to $500.0 million, depending on market conditions and other factors. During the year ended December 31, 2008, we purchased a total of 5,555,033 shares of our common stock for $242.7 million. We did not purchase any shares of our common stock during the three months ended December 31, 2008. During the year ended December 31, 2007, we purchased a total of 7,401,543 shares of our common stock for approximately $500.1 million under our first program to purchase shares of our common stock for cash. We do not expect to purchase any shares of our common stock for cash in 2009.
     We recognized net income of $342.0 million for the year ended December 31, 2008 compared to $353.7 million for the year ended December 31, 2007. During the year ended December 31, 2008 and 2007, our operating revenues more than offset our operating expenses, excluding depreciation and amortization, and cash capital expenditures.
     Because we report our results of operations in U.S. dollars, the declines in relative currency valuations that occurred during the second half of 2008 resulted in reductions in some of the reported values of our assets, including the values of cash and cash equivalents held in local currencies. If the values of the currencies in the countries in which our operating companies conduct business relative to the U.S. dollar remain at the average levels that prevailed during the fourth quarter of 2008 or if these values depreciate further, we would expect the reported value of these assets held in local currencies to decrease further.
     We believe our current working capital and anticipated future cash flows will be adequate to meet our cash needs for daily operations and capital expenditures, but our funding needs could be affected by a number of factors. Specifically, our liquidity could be negatively affected by a decrease in operating revenues resulting from a decline in demand for our products and services due to the significant downturn in the global economy or from a decline in the values of the currencies in the countries in which we conduct our business relative to the U.S. dollar among other factors. See “D. Future Capital Needs and Resources — Future Outlook.”
Cash Flows

				Change from	Change from
	Year Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Dollars	Dollars
Cash and cash equivalents, beginning of year	$1,370,165	$708,591	$877,536	$661,574	$(168,945)
Net cash provided by operating activities	796,423	661,349	496,854	135,074	164,495
Net cash used in investing activities	(690,541)	(945,684)	(754,199)	255,143	(191,485)
Net cash (used in) provided by financing activities	(106,181)	943,370	90,036	(1,049,551)	853,334
Effect of exchange rate changes on cash and cash equivalents	(126,615)	2,539	(1,636)	(129,154)	4,175

Cash and cash equivalents, end of year	$1,243,251	$1,370,165	$708,591	$(126,914)	$661,574

     As discussed above, one of the primary sources of our liquidity is our ability to generate positive cash flows from operations. The following is a discussion of the primary sources and uses of cash in our operating, investing and financing activities:
     Our operating activities provided us with $796.4 million of cash during 2008, a $135.1 million, or 20%, increase from 2007. Cash generated from operations during 2008 was primarily a result of $342.0 million in net income, as well as non-cash expenses including $405.1 million in depreciation and amortization and $120.6 million in foreign currency transaction losses. Our operating activities provided us with $661.3 million of cash during 2007, a $164.5 million, or 33%, increase from 2006. Cash generated from operations during 2007 was primarily a result of $353.7 million in net income, as well as non-cash expenses including $305.0 million in depreciation and amortization. Cash generated from operations during 2006 was mostly a result of $285.0 million in net income, as well as non-cash expenses including $202.5 million in depreciation and amortization.
     We used $690.5 million of cash in our investing activities during 2008, a $255.1 million decrease from 2007 primarily due to $173.9 million in distributions we received from our enhanced cash fund, which primarily consists of certain asset-backed and mortgage-backed securities. Cash capital expenditures increased $182.3 million from $624.3 million in 2007 to $806.6 million in 2008, primarily due to the continued expansion of the geographic coverage and increased capacity of our networks, primarily in Brazil, Mexico and Peru. We expect to continue to focus our capital spending in these countries.
     We used $945.7 million of cash in our investing activities during 2007, a $191.5 million, or 25%, increase from 2006 due primarily to increased cash capital expenditures, our $241.8 million investment in an enhanced cash fund similar to, but not in the legal form of, a money market fund that invests primarily in asset-backed securities and $49.5 million in payments for acquisitions and purchases of licenses, primarily in Brazil and Peru. Cash capital expenditures increased $71.8 million, or 13%, to $624.3 million from $552.5 million in 2006 due to the continued build-out of our networks, primarily in Mexico and Brazil.
     We used $106.2 million of cash in our financing activities during 2008, primarily due to $242.7 million in cash we used to purchase shares of our common stock and $57.7 million in repayments under Nextel Mexico’s syndicated loan facility, partially offset by $125.0 million in borrowings under Nextel Brazil’s syndicated loan facility, $33.8 million in proceeds that we received from stock option exercises by our employees and $27.3 million in proceeds that we received from our towers financing transactions.
     Our financing activities provided us with $943.4 million of cash during 2007, primarily due to $1.2 billion in gross proceeds that we received from the issuance of our 3.125% convertible notes, $175.0 million in borrowings under Nextel Brazil’s syndicated loan facility and $91.0 million in proceeds that we received from stock option exercises by our employees, partially offset by $500.1 million in cash we used to purchase shares of our common stock.
D. Future Capital Needs and Resources
     Capital Resources. Our ongoing capital resources depend on a variety of factors, including our existing cash and cash equivalents balances, the value of our short-term investments, cash flows generated by our operating companies and external financial sources that may be available.

     Our ability to generate sufficient net cash from our operating activities is dependent upon, among other things:
•	the amount of revenue we are able to generate and collect from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers, including the subsidies we incur to provide handsets to both our new and existing customers;

•	our ability to continue to increase the size of our subscriber base; and

•	fluctuations in foreign exchange rates.
     Financing Activities. In 2007 and 2008, we engaged in a number of financing transactions in order to provide funding for our business and optimize our capital structure including the following:
     In May 2007, we privately placed $1.0 billion aggregate principal amount of 3.125% convertible notes due 2012, which we refer to as the 3.125% notes. In addition, we granted the initial purchaser an option to purchase up to an additional $200.0 million principal amount of 3.125% notes, which the initial purchaser exercised in full. As a result, we issued a total of $1.2 billion principal amount of the 3.125% notes for which we received total gross proceeds of $1.2 billion. We also incurred direct issuance costs of $22.8 million, $19.2 million of which we recorded as a deferred financing cost that we are amortizing into interest expense over the term of the 3.125% notes. The notes bear interest at a rate of 3.125% per annum on the principal amount of the notes, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2007. The notes will mature on June 15, 2012 unless earlier converted or redeemed by the holders or repurchased by us.
     In July 2007, we accepted the tender of 99.99% of the $300.0 million in outstanding principal amount of our 2.875% convertible notes under a tender offer that expired on July 23, 2007. In connection with this tender offer, we issued 11,268,103 shares of our common stock incurred $0.3 million in direct external costs and paid to the holders of the tendered notes an aggregate cash premium of $25.5 million and accrued and unpaid interest of $4.2 million.
     In September 2007, Nextel Brazil entered into a $300.0 million syndicated loan facility. Of the total amount of the facility, $45.0 million is denominated in U.S. dollars with a floating interest rate based on LIBOR plus a specified margin ranging from 2.00% to 2.50% (Tranche A — 3.43% and 7.35% as of December 31, 2008 and 2007, respectively). The remaining $255.0 million is also denominated in U.S. dollars with a floating interest rate based on LIBOR plus a specified margin ranging from 1.75% to 2.25% (Tranche B — 3.18% and 7.10% as of December 31, 2008 and 2007, respectively). Tranche A matures on September 14, 2014, and Tranche B matures on September 14, 2012. During the fourth quarter of 2007, Nextel Brazil borrowed $26.2 million in term loans under Tranche A and $148.8 million in term loans under Tranche B of this syndicated loan facility. During the first quarter of 2008, Nextel Brazil borrowed the remaining $18.8 million in term loans under Tranche A and $106.2 million in term loans under Tranche B of this syndicated loan facility.
     Capital Needs and Contractual Obligations. We currently anticipate that our future capital needs will principally consist of funds required for:
•	operating expenses relating to our networks;

•	capital expenditures to expand and enhance our networks, as discussed below under “Capital Expenditures;”

•	operating and capital expenditures related to the deployment of a next generation network in Peru;

•	future spectrum purchases;

•	operating expenses and capital expenditures related to the deployment of next generation networks in our other markets if we are successful in acquiring spectrum;

•	debt service requirements, including tower financing and capital lease obligations;

•	cash taxes; and

•	other general corporate expenditures.
     The following table sets forth the amounts and timing of contractual payments for our most significant contractual obligations determined as of December 31, 2008. The information in the table reflects future unconditional payments and is based upon, among other things, the current terms of the relevant agreements, appropriate classification of items under accounting principles generally accepted in the United States that are currently in effect and certain assumptions, such as future interest rates. Future events could cause actual payments to differ significantly from these amounts. See “Item 1A. — Risk Factors — 16. Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.” Except as required by law, we disclaim any obligation to modify or update the information contained in the table.

	Payments due by period
	Less than			More than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total
			(In thousands)
Convertible notes(1)	$47,125	$94,250	$1,238,000	$465,523	$1,844,898
Tower financing obligations(1)	48,272	96,515	96,467	268,546	509,800
Syndicated loan facilities(2)	111,567	339,140	92,256	8,382	551,345
Capital lease obligations(3)	12,281	24,562	39,375	71,751	147,969
Spectrum fees(4)	11,366	22,731	22,731	135,874	192,702
Operating leases(5)	115,327	188,918	134,395	172,550	611,190
Purchase obligations(6)	1,231,019	73,881	5,614	1,970	1,312,484
Other long-term obligations(7)	18,713	14,653	31,052	172,834	237,252

Total contractual commitments.	$1,595,670	$854,650	$1,659,890	$1,297,430	$5,407,640

(1)	These amounts include estimated principal and interest payments over the full term of the obligation based on our expectations as to future interest rates, assuming the current payment schedule. The $350.0 million repayment of the principal balance of our 2.75% convertible notes due 2025 is included in the table above in the column labeled “more than 5 years.” However, in accordance with the terms of these notes, if the notes are not converted, the noteholders have the right to require us to repurchase the notes in August 2010 at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest.

(2)	These amounts include principal and interest payments associated with Nextel Mexico and Nextel Brazil’s syndicated loan facilities.

(3)	These amounts represent principal and interest payments due under our co-location agreements with American Tower and our existing corporate aircraft lease. The amounts related to our existing aircraft lease exclude contingent amounts due in the event we default under the lease, but include remaining amounts due under the letter of credit provided for our new corporate aircraft. See Note 7 to our consolidated financial statements for more information.

(4)	These amounts do not include variable fees based on certain operating revenues and are subject to increases in the Mexican Consumer Pricing Index.

(5)	These amounts principally include future lease payments related to our transmitter and receiver sites and switches and office facilities.

(6)	These amounts include maximum contractual purchase obligations under various agreements with our vendors, as well as estimated amounts related to an interconnection agreement in Mexico.

(7)	These amounts include our current estimates of asset retirement obligations based on our expectations as to future retirement costs, inflation rates and timing of retirements, as well as amounts related to our FIN 48 liabilities.
     In addition to these contractual obligations, as discussed in Note 8 to the accompanying consolidated financial statements, we entered into an agreement with Motorola during 2006, which requires us to purchase a minimum number of handsets each year through December 31, 2011. Prices for handsets that will be purchased in years subsequent to 2009 were not stipulated in the agreement as they will be negotiated annually. As a result, we are not able to quantify the dollar amount of minimum purchases required under this agreement for years subsequent to 2009 until each year’s prices and handset mix are negotiated, and therefore, they are not included in the table above.
     Capital Expenditures. Our capital expenditures, including capitalized interest, were $832.9 million for the year ended December 31, 2008, $668.3 million for the year ended December 31, 2007 and $628.7 million for the year ended December 31, 2006. In each of these years, a substantial portion of our capital expenditures was invested in Mexico and Brazil. We expect to continue to focus our capital spending in these two markets, particularly in Brazil in order to add more capacity to Nextel Brazil’s network, support its growth and expand its geographic coverage, including expansion into the northeast region of the country.
     In addition, we currently plan to participate in spectrum auctions in our markets, including auctions that are expected to be conducted in Brazil and Mexico, and, if we are successful in acquiring spectrum in those auctions, to deploy next generation networks in those markets consistent with applicable regulatory requirements and our business strategy. The purchase of spectrum in these auctions and deployment of new next generation networks would result in a significant increase in our capital expenditures in the applicable markets although the amount and timing of those additional capital expenditures is dependent on, among other things, the timing of the auctions and the nature and extent of any regulatory requirements that may be imposed regarding the timing and scope of the deployment of the new networks.
     We expect to finance our capital spending for our existing and future network needs using the most effective combination of cash from operations, cash on hand, cash from the sale or maturity of our short-term investments and proceeds from external financing that are or may become available. Our capital spending is expected to be driven by several factors, including:
•	the extent to which we expand the coverage of our networks in new or existing market areas;

•	the number of additional transmitter and receiver sites we build in order to increase system capacity and maintain system quality and the costs associated with the installation of related switching equipment in some of our existing market areas;

•	the extent to which we add capacity to our networks;

•	the amount we spend to deploy the next generation network in Peru that utilizes the 1.9 GHz spectrum that we acquired in 2007;

•	the costs we incur in connection with future spectrum acquisitions and the development and deployment of any future next generation networks in our other markets; and

•	the costs we incur in connection with non-network related information technology projects.
     Our future capital expenditures may be affected by future technology improvements and technology choices. For example, we have experienced voice quality problems related to certain types of calls made using the 6:1 voice coder technology, an upgrade to the iDEN technology used in our mobile network, and in some markets, we have adjusted the network software to reduce the number of calls completed using the 6:1 voice coder technology in order to balance our network capacity needs with the need to maintain voice quality. Because we have not used the 6:1 voice coder technology to its full capacity, we have invested more capital in our infrastructure to satisfy our network capacity needs than would have been necessary if we had been able to complete a higher percentage of calls using the technology, and we may make similar investments in the future as we optimize our network to meet our capacity and voice quality requirements. If we were to decide to significantly curtail the use of the 6:1 voice coder technology in all of our markets, these investments could be significant. See “Item 1A. — Risk Factors — 6. Because we rely on one supplier for equipment used in our mobile networks, any failure of that supplier to perform could adversely affect our operations.”
     Future Outlook. We believe that our current business plans, which contemplate significant expansion of our iDEN network in Brazil, continued coverage and capacity expansion of our iDEN networks in Mexico, Argentina and Chile, and the construction of a new, complementary next generation network in Peru, do not require us to raise additional external funding to enable us to operate and grow our business while servicing our debt obligations and that our current working capital and anticipated cash flows will be adequate to meet our cash needs to support our existing business.
     Our funding needs could, however, be significantly affected by our plans to participate in auctions of spectrum rights in our markets including auctions that are expected to be conducted in Brazil and Mexico and by our plans to deploy next generation networks in those markets if we are successful in acquiring those spectrum rights. These plans, which are consistent with our business strategy of providing differentiated services to our customers, would require us to raise significant additional funding. The amounts and timing of those additional funding requirements would be affected by, among other things:
•	the timing of the auctions, whether we are successful in acquiring spectrum in those auctions, and the amounts paid for the spectrum rights if we are successful;

•	the nature and extent of any regulatory requirements that may be imposed regarding the timing and scope of the deployment of the new networks; and

•	our assessment of market conditions and their impact on both the business opportunities supported by the new networks and the availability of funding to support their construction.
     Although we currently anticipate that most of those additional funding requirements will not arise until after 2009, we will continue to assess opportunities to raise additional funding as market conditions permit during 2009 that could be used, among other purposes, to meet those requirements or to refinance our existing obligations. The indebtedness that we may incur in 2009 and in subsequent years in connection with these business expansion activities and for refinancing may be significant. See “Item 1A. — Risk Factors — 16. Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”
     In making this assessment of our funding needs under our current plans and under our plans that contemplate the acquisition of spectrum and the deployment of next generation networks, we have considered:
•	cash and cash equivalents on hand and short-term-investments available to fund our operations;

•	expected cash flows from operations;

•	the anticipated level of capital expenditures, including minimum build-out requirements, relating to the deployment of the next generation network that utilizes the 1.9 GHz spectrum we acquired in Peru;

•	our expectation of the values of the currencies in the countries in which we conduct business relative to the U.S. dollar;

•	our scheduled debt service; and

•	income taxes.
     In addition to the factors described above, the anticipated cash needs of our business, as well as the conclusions presented herein as to the adequacy of the available sources of cash and timing on our ability to generate net income, could change significantly:
•	if our plans change;

•	if we decide to expand into new markets or expand our geographic coverage or network capacity in our existing markets beyond our current plans, as a result of the construction of additional portions of our networks or the acquisition of competitors or others;

•	if currency values in our markets depreciate further relative to the U.S. dollar;

•	if economic conditions in any of our markets change generally;

•	if competitive practices in the mobile wireless telecommunications industry in certain of our markets change materially from those currently prevailing or from those now anticipated; or

•	if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business.
     Any of these events or circumstances could result in significant funding needs beyond those contemplated by our current plans as described above, and those funding needs could exceed our currently available funding sources, which could require us to raise additional capital to meet those needs. Our ability to seek additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:
•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.
     Recent financial market conditions in debt and equity markets in the United States and global markets have resulted in substantial decline in the amount of funding available to corporate borrowers. As a result, available funding is both more costly and provided on terms that are less favorable to borrowers than were previously available. If these conditions continue or worsen, it could be difficult or more costly for us to raise additional capital in order to meet our cash needs that result from the factors identified above including those that may result from our acquisition of spectrum and deployment of next generation networks, and the related additional costs and terms of any financing we raise could impose restrictions that limit our flexibility in responding to business conditions and our ability to obtain additional financing. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face could intensify. See “Item 1A. — Risk Factors — 4. Our funding needs and debt service requirements could make us more dependent on external financing. If we are unable to obtain financing, our business may be adversely affected. and “ – 5. Our current and future debt may limit our flexibility and increase our risk of default.”
E. Effect of Inflation and Foreign Currency Exchange
     Our net assets are subject to foreign currency exchange risks since they are primarily maintained in local currencies. Additionally, a significant portion of our long-term debt, including some long-term debt incurred by our operating subsidiaries, is denominated entirely in U.S. dollars, which exposes us to foreign currency exchange risks. Nextel Argentina, Nextel Brazil and Nextel Mexico conduct business in countries in which the rate of inflation has historically been significantly higher than that of the United States. We seek to protect our earnings from inflation and possible currency depreciation by periodically adjusting the local currency prices charged by each operating company for sales of handsets and services to its customers. We routinely monitor our foreign currency exposure and the cost effectiveness of hedging instruments. See “Item 1. Business — C. Responding to Changes in the Global Economic Environment” for more information.
     Inflation is not currently a material factor affecting our business, although rates of inflation in some of the countries in which we operate have been historically volatile. In the last two years, the inflation rate in Argentina has risen significantly, and we expect that it may continue to rise in the next several years, which will increase our costs and could reduce our profitability in Argentina. General operating expenses such as salaries, employee benefits and lease costs are, however, subject to normal inflationary pressures. From time to time, we may experience price changes in connection with the purchase of system infrastructure equipment and handsets, but we do not currently believe that any of these price changes will be material to our business.
     F. Effect of New Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS No. 157, which provides guidance for using fair value to measure assets and liabilities when required for recognition or disclosure purposes. SFAS No. 157 does not expand the use of fair value or determine when fair value should be used in financial statements. In February 2008, the FASB issued Staff Position No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purpose of Lease Classification or Measurement Under Statement 13,” or FSP No. 157-1, in order to amend SFAS No. 157 to exclude from its scope FASB Statement No. 13, “Accounting for Leases,” or SFAS No. 13, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement. In addition, in February 2008, the FASB issued Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” or FSP No. 157-2, which defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value on a recurring basis (at least annually). In accordance with FSP No. 157-2, we adopted SFAS No. 157 for financial assets and liabilities in the first quarter of fiscal year 2008 and for non-financial assets and liabilities in the first quarter of 2009. The adoption of SFAS No. 157 did not have a material impact on our consolidated financial statements. See Note 2 for additional information and related disclosures regarding our fair value measurements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS No. 141(R), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, the goodwill acquired and the expenses incurred in connection with the acquisition. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. As a result, the provisions of SFAS No. 141(R) will affect business combinations that close on or after January 1, 2009. The nature and magnitude of the impact, if any, of SFAS No. 141(R) on our consolidated financial statements will be limited to the nature, terms and size of any acquisitions consummated after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of Accounting Research Bulletin No. 51,” or SFAS No. 160. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. As a result, we will apply the provisions of SFAS No. 160 to any non-controlling interests acquired on or after January 1, 2009. The adoption of SFAS No. 160 in the first quarter of 2009 is not expected to have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133,” or SFAS No. 161, which amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to require qualitative disclosure about objectives and strategies in using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about the underlying credit-risk-related contingent features in derivative agreements. SFAS No. 161 requires additional disclosures concerning the impact of derivative instruments reflected in an entity’s financial statements; the manner in which derivative instruments and related hedged items are accounted for under SFAS No. 133; and the impact that derivative instruments and related hedged items may have on an entity’s financial position, performance and cash flows. SFAS No. 161 is effective for financial statements issued in fiscal years beginning after November 15, 2008 and requires only additional disclosures concerning derivatives and hedging activities. The adoption of SFAS No. 161 in the first quarter of 2009 is not expected to have a material impact on our consolidated financial statements.

     In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” or FSP FAS 142-3. FSP FAS 142-3 amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” in order to improve the consistency between the useful life of the recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. FSP FAS 142-3 applies to: (1) intangible assets that are acquired individually or with a group of other assets, and (2) intangible assets acquired both in business combinations and asset acquisitions. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. As a result, we will apply the provisions of FSP FAS 142-3 to intangible assets acquired on or after January 1, 2009. The adoption of FSP FAS 142-3 is not expected to have a material impact on our consolidated financial statements.